Execution Version

ASSET PURCHASE AGREEMENT

by and among

U.S. ENERGY BIOGAS CORP.,

the subsidiaries of U.S. ENERGY BIOGAS CORP.

set forth on the signature pages hereto

and

SILVER POINT FINANCE, LLC

January 23, 2009

Table of Contents

ARTICLE I PURCHASE AND SALE OF ASSETS		1
1.1	Acquired Assets	1
1.2	Assigned Contracts	4
1.3	Excluded Assets	5
1.4	Assumed Liabilities	6
1.5	Excluded Liabilities	7
1.6	Cure Costs; Verification of Costs and Expenses	8
1.7	Release Consideration	9
ARTICLE II CLOSING		9
2.1	Closing	9
2.2	Deliveries at the Closing.	9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS		11
3.1	Corporate Status	11
3.2	Power and Authority	12
3.3	Enforceability	12
3.4	Capitalization and Subsidiaries	12
3.5	Good Title Conveyed; Sufficiency of Assets	13
3.6	Records	13
3.7	No Violation	13
3.8	Government Regulation	14
3.9	Governmental Consents	14
3.10	Changes Since May 31, 2007	14
3.11	Financial Statements	16
3.12	Projections	16
3.13	Liabilities.	17
3.14	Projects	17
3.15	Project Documents	18
3.16	Adverse Proceedings	19
3.17	Affiliate Transactions	19
3.18	Environmental Matters	19
3.19	Real Estate	21
3.20	Compliance with Laws	23
3.21	Credit Support Obligations	24
3.22	Labor and Employment Matters	24
3.23	Employee Benefit Plans	26
3.24	Taxes	28
3.25	Insurance	30
3.26	Permits	30
3.27	Utility Service Available	31
3.28	Lines of Business	31
3.29	Marketing of Production	31
3.30	Intellectual Property	31
3.31	Contracts	32
3.32	Gasco Acquisitions	33
3.33	Accuracy of Information Furnished	34

i

3.34	No Commissions	34
3.35	Assets	34
3.36	Inventory	35
3.37	Accounts Receivable	35
3.38	Propriety of Past Payments	35
3.39	Equipment Held by Other Persons	36
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		36
4.1	Corporate Status	36
4.2	Corporate Power and Authority	36
4.3	Enforceability	36
4.4	No Violation	36
4.5	No Commissions	37
4.6	Financial Resources	37
ARTICLE V CONDUCT OF BUSINESS PENDING THE CLOSING		37
5.1	Conduct of Business by the Company Pending the Closing	37
ARTICLE VI ADDITIONAL AGREEMENTS		39
6.1	Compliance with Covenants	39
6.2	Efforts and Actions to Cause Closing to Occur	39
6.3	Access to Information	41
6.4	Bankruptcy Court Approval.	41
6.5	Bankruptcy Filings	42
6.6	Break-Up Fee	42
6.7	Notification of Certain Matters	42
6.8	Supplemental Disclosure	43
6.9	Tax Matters	43
6.10	[Reserved]	45
6.11	Change of Control and Prepayment Obligations	45
6.12	Publicity	46
6.13	Employee Matters	46
6.14	Further Assurances	46
6.15	Environmental Matters	47
6.16	Termination of Intercompany Agreements	47
ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF PURCHASER		48
7.1	Accuracy of Representations and Warranties; Compliance with Obligations	48
7.2	No Order or Injunction	48
7.3	Government Authorizations	48
7.4	Final Order	48
7.5	No Material Adverse Change	48
7.6	Corporate Certificate	48
7.7	Consents Obtained	49
7.8	No Adverse Litigation	49
7.9	Sale Order	49
7.10	[Reserved]	49
7.11	Employment Agreements	49
7.12	Permits	49

7.13	ISRA	49
7.14	Release and Conveyance	49
7.15	2007 Financial Statements	50
7.16	Termination of Intercompany Agreements	50
ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF SELLERS		50
8.1	Accuracy of Representations and Warranties; Compliance with Obligations	50
8.2	Government Authorizations	50
8.3	Final Order	50
8.4	No Order or Injunction	50
8.5	Release	50
ARTICLE IX DEFINITIONS		50
9.1	Defined Terms	50
9.2	Other Definitional Provisions.	61
ARTICLE X TERMINATION, AMENDMENT AND WAIVER		61
10.1	Termination Events	61
10.2	Effect of Termination	63
ARTICLE XI GENERAL PROVISIONS		63
11.1	Notices	63
11.2	Entire Agreement	64
11.3	Expenses	64
11.4	Amendment; Waiver	64
11.5	Binding Effect; Assignment	64
11.6	Counterparts	65
11.7	Interpretation	65
11.8	Governing Law; Interpretation	65
11.9	Severability	65
11.10	Jurisdiction.	65
11.11	Arm’s-Length Negotiations	66
11.12	Survival of Obligations	66

Exhibits:
Exhibit A	Allocation of Consideration
Exhibit B-1	Seller Release
Exhibit B-2	Purchaser Release
Exhibit C	Sale Order
Exhibit D	[Reserved]
Exhibit E	Form of Assignment of Leases
Exhibit F	[Reserved]
Exhibit G	[Reserved]
Exhibit H	Form of Assumption Agreement
Exhibit I	Bidding Procedures
Exhibit J	Bidding Procedures Order
Exhibit K	Form of Bill of Sale and Assignment Agreement

Schedules:
Schedule A	Transferred Subs
Schedule 1.1(b)(ii)	Accounts Receivable
Schedule 1.1(b)(iii)	Inventory
Schedule 1.1(b)(iv)	Tangible Personal Property
Schedule 1.1(b)(v)	Intellectual Property
Schedule 1.1(b)(vi)	Computer Software and IT Systems
Schedule 1.1(b)(ix)(1)	Project Documents
Schedule 1.1(i)(ix)(2)	Customer Contracts
Schedule 1.1(i)(ix)(3)	Supplier Contracts
Schedule 1.1(i)(ix)(4)	Leases
Schedule 1.1(ix)(5)	Tangible Personal Property Leases
Schedule 1.1(b)(x)	Permits
Schedule 1.1(b)(xiii)	Bank Accounts and Lockbox Arrangements
Schedule 1.1(b)(xv)	Employee Benefit Plans
Schedule 1.1(b)(xvii)	Other Acquired Assets
Schedule 1.3(a)	Excluded Contracts
Schedule 1.3(i)	Other Excluded Assets
Schedule 1.5	Other Excluded Liabilities
Schedule 3.1	Corporate Status
Schedule 3.4	Capitalization
Schedule 3.7	No Violation
Schedule 3.8(a)	Small Power Production Facilities
Schedule 3.10	Changes
Schedule 3.13(b)	Liabilities - Indebtedness
Schedule 3.13(c)	Liabilities - Depositories
Schedule 3.14(a)	Projects – Project Owners
Schedule 3.14(b)	Projects – Exceptions

Schedule 3.15	Project Documents
Schedule 3.17	Affiliate Transactions
Schedule 3.18	Environmental Matters
Schedule 3.19	Real Estate
Schedule 3.21	Credit Support Obligations
Schedule 3.22	Labor and Employment
Schedule 3.23	Employee Benefit Plans
Schedule 3.24	Taxes
Schedule 3.25	Insurance
Schedule 3.29	Marketing of Production
Schedule 3.30	Intellectual Property
Schedule 3.31	Contracts
Schedule 3.32	Gasco Acquisitions
Schedule 3.39	Equipment Held by Other Persons
Schedule 4.4	No Violation
Schedule 6.5(a)	Bankruptcy Filings
Schedule 6.13	Employee Matters
Schedule 7.15	2007 Financial Statements

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 23, 2009, by and among U.S. Energy Biogas Corp., a Delaware corporation (the “Company”), the other undersigned subsidiaries of the Company (each a “Selling Sub” and, collectively, the “Selling Subs” and, together with the Company, the “Sellers”) and Silver Point Finance, LLC, a Delaware limited liability company (“Purchaser”).  Certain capitalized terms used in this Agreement have the meanings assigned to them in Section 9.1.

RECITALS

WHEREAS, on January 9, 2008 (the “Petition Date”), U.S. Energy Systems, Inc., a Delaware corporation (“USEY”), and its subsidiaries GBGH, LLC and U.S. Energy Overseas Investments, LLC each filed a voluntary petition for relief commencing cases (the “Bankruptcy Cases”) under Chapter 11 of the Bankruptcy Code, 11 U.S.C. § § 101-1330 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Company, along with the Selling Subs, intends to file voluntary petitions (the “Petitions”) for relief commencing cases (the “New Bankruptcy Cases”) under the Bankruptcy Code in the Bankruptcy Court, which such New Bankruptcy Cases shall be jointly administered with the Bankruptcy Cases;

WHEREAS, Purchaser or one or more of its permitted designees desires to purchase and acquire, and the Sellers desire to sell, convey, assign and transfer, or cause to be sold, conveyed, assigned and transferred, to the Purchaser or its permitted designees, the Acquired Assets, free and clear of any and all Liens of whatsoever kind and nature (except Permitted Liens), and the Purchaser or one or more of its permitted designees is willing to assume and the Sellers desire to assign and delegate to the Purchaser or its permitted designees the Assumed Liabilities, solely as provided herein, and subject to the terms and conditions set forth herein, and in accordance with an Order of the Bankruptcy Court pursuant to Sections 105, 363 and 365 of the Bankruptcy Code;

WHEREAS, Purchaser or one or more of its permitted designees desires to purchase and acquire, and the respective Sellers desire to sell, convey, assign and transfer, or cause to be sold, conveyed, assigned and transferred, to the Purchaser or one or more of its permitted designees, all of the equity interests owned by Sellers (the “Interests”) in the subsidiaries of the Company set forth on Schedule A (each a “Transferred Sub” and collectively, the “Transferred Subs”), free and clear of any and all Liens of whatsoever kind and nature, in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code;

WHEREAS, the Sellers are engaged in the business of developing and operating, and owning subsidiaries that develop and operate, landfill gas-to-energy projects in the United States (the “Business”); and

WHEREAS, Purchaser, as administrative agent, collateral agent, syndication agent, lead arranger and lender under the Credit and Guaranty Agreement, dated as of August 7, 2006 (as amended, the “USEO Credit Agreement”), by and among U.S. Energy Overseas Investments LLC, USEY and Purchaser, will assume the Indebtedness under the USEO Credit Agreement at Closing, which such Indebtedness is guaranteed by the Company.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1         Acquired Assets. On the terms and subject to the conditions set forth in this Agreement and pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, at the Closing, each of the Sellers hereby agrees, to sell, assign, transfer, convey, and deliver, or cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser (or one or more of its permitted designees), free and clear of all Liens except Permitted Liens, and the Purchaser (or one or more of its permitted designees) shall purchase and accept from each of the Sellers:

(a)         all right, title and interest of the Sellers in and to the Interests. Notwithstanding anything contained in this Agreement to the contrary, equity interests in the Excluded Subs shall not be included in the Interests;

(b)         all respective rights, title and interests of each of the Sellers in and to all rights, properties and assets of the Sellers other than the Excluded Assets, including without limitation, those assets that are listed or described below, whether tangible or intangible, as the same shall exist on the Closing Date, free and clear of all Liens except Permitted Liens (collectively, the “Acquired Assets”).  Without limiting the foregoing, the Acquired Assets shall include all of Sellers’ right, title and interest in and to the following:

(i)          all cash, certificates of deposit, bank deposits, negotiable instruments, marketable securities and other cash equivalents, together with all accrued but unpaid interest thereon;

(ii)         all accounts receivable, whether reflected in the balance sheet or otherwise, including, without limitation, those accounts receivable identified on Schedule 1.1(b)(ii);

(iii)        all of the inventories, whether reflected in the balance sheet or otherwise, including, without limitation, those inventories identified on Schedule 1.1(b)(iii);

(iv)        all equipment, machinery, computers, furniture, furnishings, fixtures, tools, office supplies and all other tangible personal property owned by the Sellers, including, without limitation, those items identified on Schedule 1.1(b)(iv);

(v)         all Intellectual Property, whether registered or unregistered, and the applications and registrations therefore, all goodwill associated therewith, and all rights to pursue past, present and future enforcement or infringement thereof, including, without limitation, the Intellectual Property identified on Schedule 1.1(b)(v);

(vi)        all rights in computer software programs and information technology systems, including, without limitation, those identified on Schedule 1.1(b)(vi);

(vii)       [Reserved]

(viii)      [Reserved]

(ix)         the Assigned Contracts and all rights and incidents of interest to the Assigned Contracts pursuant to Section 1.2 hereof, which may include:

(1)          all Project Documents and other agreements, contracts or arrangements associated with the Projects to which any Seller is a party that are Assigned Contracts and listed or described on Schedule 1.1(b)(ix)(1), including, without limitation:

(A)         all landfill gas rights agreements;

(B)         all site lease agreements;

(C)         all gas purchase agreements;

(D)         all power purchase agreements;

(E)         all operation and maintenance agreements; and

(F)         all agreements relating to the purchase and sale of renewable energy credits;

(2)          all other agreements, contracts or arrangements between any Seller and a customer (the “Customer Contracts”) that are Assigned Contracts and listed or described on Schedule 1.1(b)(ix)(2);

(3)          all other agreements, contracts or arrangements between any Seller and a vendor or other third party providing goods or services (the “Supplier Contracts”) that are Assigned Contracts and listed or described on Schedule 1.1(b)(ix)(3);

(4)          all Leases with respect to the Leased Real Property that are Assigned Contracts and listed or described on Schedule 1.1(b)(ix)(4);

(5)          all leases related to tangible personal property, including, without limitation, equipment leases, including, without limitation, those that are Assigned Contracts and listed or described on Schedule 1.1(b)(ix)(5); and

(6)          all other Contracts of the Sellers;

(x)         all permits, including, without limitation, the permits listed or described on Schedule 1.1(b)(x);

(xi)        all books and records that are used or have arisen from the Sellers’ conduct of the Business, including, without limitation, the Project Documents that are books and records;

(xii)       all payments, credits, claims for refunds, prepaid rent, deposits (including security deposits and utility deposits), advances, deferred charges and other prepaid expenses;

(xiii)      all bank accounts and lockbox arrangements, including, without limitation, those items listed or described on Schedule 1.1(b)(xiii);

(xiv)      all avoidance actions and similar rights and causes of action, including causes of action under Sections 544 through 553 of the Bankruptcy Code against the Purchaser or any of its Affiliates, directors, officers, representatives, employees or agents;

(xv)       all Employee Benefit Plans of the Company listed or described on Schedule 1.1(b)(xv);

(xvi)      any intercompany payables, liabilities and obligations (of any nature or kind, and whether based in common law or statute or arising under written contract or otherwise, known or unknown, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, real or potential) to any Seller, as to which any Acquired Company is an obligor or is otherwise responsible or liable; and

(xvii)     all other rights, properties or assets of the Sellers, including, without limitation, those that are listed or described on Schedule 1.1(b)(xvii).

1.2         Assigned Contracts

(a)         Designated Contracts.  Twenty (20) days prior to the Sale Hearing, Purchaser shall use reasonable efforts to deliver to the Company a preliminary list, prepared in good faith, identifying from among the contracts and arrangements identified or described in Section 1.1: (i) the executory contracts and unexpired leases it wishes the Sellers to assume and assign to the Purchaser (or its permitted designees) at Closing, if any, and (ii) the contracts or leases entered into subsequent to the commencement of the New Bankruptcy Cases it wishes to have the Sellers assign to the Purchaser (or its permitted designees) at Closing, if any.  Notwithstanding the foregoing, Purchaser shall have until five (5) Business Days prior to the Sale Hearing to designate, from among the contracts and arrangements identified or described in Section 1.1, and upon any such designation, Sellers shall provide all relevant non-debtor parties with immediate and appropriate written notice of (i) the executory contracts and unexpired leases it wishes the Sellers to assume and assign to the Purchaser (or its permitted designees) at Closing, if any, and (ii) the contracts or leases entered into subsequent to the commencement of the New Bankruptcy Cases it wishes to have the Sellers assign to the Purchaser (or its permitted designees) at Closing, if any (the final such date being referred to as the “Contract Designation Date”).  In all cases, appropriate additions and deletions to or from the applicable Schedules shall be made immediately to reflect such elections by the Purchaser as and when made.

(b)         Undisclosed Contracts.  If prior to or following the Closing, any party hereto becomes aware of any executory contract or unexpired lease related to the Acquired Assets  that has not been disclosed in writing or that was not made available, in each case, to the Purchaser prior to the date hereof (each, an “Undisclosed Contract”), the discovering party shall reasonably promptly notify the other party in writing of such Undisclosed Contract, and the Purchaser may elect, no later than the later of (i) ten (10) Business Days after such notice and (ii) the Contract Designation Date, to receive (for itself or for one of its permitted designees) an assignment of the applicable Sellers’ rights in such Undisclosed Contract; provided that the Bankruptcy Court authorizes the assumption by the Sellers (for contracts entered prior to the commencement of the New Bankruptcy Cases, whether or not amended after the commencement of the New Bankruptcy Cases) and/or the assignment to the Purchaser or its permitted designee of such Undisclosed Contract.  If any Undisclosed Contract is entered into after the entry of the Sale Order, the Sellers shall promptly notify the Purchaser thereof; provided, however, that nothing herein shall permit a Seller to enter into an contract or lease in violation of Section 5.1.

(c)         Certain Consents.  In the case of Assigned Contracts (i) that cannot be transferred or assigned effectively without the consent of third parties, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), Sellers shall, subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with the Purchaser, at the sole cost and expense of the Purchaser, in endeavoring to obtain such consent and, if any such consent is not obtained, Sellers shall, during the thirty (30) day period following Closing, and subject to any approval of the Bankruptcy Court that may be required, cooperate with the Purchaser in all reasonable respects and at the Purchaser’s sole cost and expense, to provide to the Purchaser or its permitted designee the benefits thereof in some other manner, or (ii) that are otherwise not transferable or assignable (after giving effect to the Sale Order and the Bankruptcy Code), Sellers shall, during the thirty (30) day period following Closing, and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with the Purchaser, at the sole cost and expense of the Purchaser, to provide to the Purchaser or its permitted designee the benefits thereof in some other manner (including the exercise of the rights of Sellers thereunder); provided, however, that nothing in this Section 1.2(c) shall require the Purchaser to reimburse Sellers for any attorneys’ fees and expenses incurred by Sellers in complying with their obligations under this Section 1.2(c).

(d)         Excluded Contracts.  Purchaser acknowledges and agrees that if it elects to exclude any Contracts from being assigned pursuant to this Section 1.2, Purchaser shall be responsible for any Contract rejection damage claim under Section 502 of the Bankruptcy Code (“Rejection Costs”).

1.3         Excluded Assets.  Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets (collectively, the “Excluded Assets”) of the Sellers will not be included in the Acquired Assets:

(a)         any Contract to which any of the Sellers is a party that is not an Assigned Contract, including, without limitation, any Contract listed or described on Schedule 1.3(a) (the “Excluded Contracts”);

(b)         all avoidance actions and similar rights and causes of action, including causes of action under Sections 544 through 553 inclusive, of the Bankruptcy Code, except as provided by Section 1.1(b)(xiv);

(c)         any inventory transferred or used in the ordinary course of business prior to the Closing;

(d)         any accounts receivable that have been satisfied or discharged prior to the Closing;

(e)         any arrangements or agreements between the Company or any of its Subsidiaries, on the one hand, and USEY or any of its Affiliates (other than the Company and its Subsidiaries) or any of their respective officers, members, managers, directors, stockholders, parents, other interest holders or employees, on the other hand;

(f)         all intercompany payables, liabilities and obligations (of any nature or kind, and whether based in common law or statute or arising under written contract or otherwise, known or unknown, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, real or potential) owed to any Seller, as to which any Seller or an Affiliate thereof (other than an Acquired Company) is an obligor or is otherwise responsible or liable;

(g)         [Reserved]

(h)         [Reserved]; and

(i)         the rights, properties and assets identified on Schedule 1.3(i).

1.4         Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing the Purchaser or its permitted designee shall assume from the Sellers and thereafter pay, perform or otherwise discharge in accordance with their respective terms and subject to the respective conditions thereof, only the following liabilities (collectively, the “Assumed Liabilities”) and no others:

(a)         all liabilities of the Sellers as reflected on the face of, or reserved against in, the most recent balance sheet included in the Financial Statements, and all trade payables and other operating liabilities incurred by the Sellers in the ordinary course of the Business consistent with past practice since the date of the most recent balance sheet included in the Financial Statements and existing as of the Closing;

(b)         all liabilities of Sellers arising and attributable to the period from and after the Closing Date with respect to the Acquired Assets, including, without limitation, the Assigned Contracts, following the Closing;

(c)         the Cure Costs and the Rejection Costs;

(d)         the outstanding USEB Indebtedness, which amount currently is $83,800,000, but is subject to adjustment prior to Closing in accordance with the terms of the USEB Indebtedness;

(e)         the NPI Indebtedness, but solely to the extent of an amount fixed at $5,800,000 (it being acknowledged and agreed that the fixing of the amount of the NPI Indebtedness at such amount is solely for purposes of calculating such Assumed Liability and shall not constitute any admission or otherwise bind or prejudice Purchaser with respect to the calculation of the amount of the NPI Indebtedness for any other purpose, including without limitation for the purpose of determining the distribution of or Purchaser’s entitlement to the purchase price paid for the Business by a Qualified Bidder other than the Purchaser in accordance with the Bidding Procedures);

(f)         all or a portion of the outstanding USEO Indebtedness as Purchaser may designate to Seller at or prior to Closing in an amount not less than $500,000;

(g)         all liabilities related to the Employee Benefit Plans of the Company listed or described on Schedule 1.1(b)(xv);

(h)         reasonable, documented administrative expenses of the Sellers under Section 503(b)(1) of the Bankruptcy Code in the New Bankruptcy Cases, regardless of whether incurred prior to or after the consummation of the transactions contemplated by this Agreements (collectively, the "USEB Administrative Expenses"); and reasonable, documented administrative expenses of USEY and Sellers under Section 503(b)(1) of the Bankruptcy Code in the USEY Bankruptcy Case (collectively, the "USEY Administrative Expenses"; together with the Sellers' administrative expenses, the "Administrative Expenses"), provided that in no event shall the Administrative Expenses assumed and payable by Purchaser hereunder exceed $4.3 million in the aggregate; and

(i)         [Reserved]

(j)         all liabilities related to the employment or termination of employment of any Transferred Employee arising after the Closing Date.

1.5         Excluded Liabilities.  The Purchaser shall not assume or agree to pay, satisfy, perform or otherwise discharge any claims, liabilities, indebtedness, obligations or expenses other than the Assumed Liabilities (the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the Purchaser does not assume or agree to pay, satisfy, perform or otherwise discharge any of the following claims, liabilities, indebtedness, obligations or expenses and the Purchaser shall have no liability for or obligation in respect of:

(a)         the Sellers’ professional fees and expenses for its advisers, including without limitation, advisers retained pursuant to an order of the Bankruptcy Court except to the extent otherwise provided for in this Agreement;

(b)         obligations, liabilities or amounts payable to any security holder of any Seller;

(c)         general unsecured claims or any other liability not expressly assumed under this Agreement;

(d)         all liabilities of the Sellers for Taxes relating or attributable to taxable periods ending on or before the Closing Date (“Pre-Closing Periods”) and, with respect to any period that begins on or before and that ends after the Closing Date (a “Straddle Period”), the portion of such Straddle Period deemed to end on and include the Closing Date;

(e)         any environmental liabilities of Sellers, including without limitation, any liabilities involving:

(i)          any violation of or alleged violation, or non-compliance with, Environmental Laws or permits, licenses or authorizations issued pursuant to applicable Environmental Laws prior to the Closing Date, with respect to the ownership, lease, maintenance, construction, modification or operation of the Acquired Assets, except where, as a result of the transfer of a permit to Purchaser, Purchaser is obligated to assume such liabilities as a condition of said transfer as a matter of applicable Environmental Law;

(ii)          loss of life, injury to persons or property, natural resource damages, or investigation or remediation obligations, arising from the discharge or release of Hazardous Substances prior to the Closing Date, at or migrating or emitted or discharged from the Acquired Assets or from the properties at which the Acquired Assets are located; provided, that this exclusion shall not apply to any investigation or remediation that may be required after the Closing Date in connection with the sale of the assets owned by Lafayette Energy Partners, L.P. if the current transaction triggers an obligation to comply with ISRA;

(iii)          loss of life, injury to persons or property, natural resource damages, or investigation or remediation obligations, arising from the storage, transportation, treatment, disposal, discharge recycling or release, at any off-site location, or arising from the arrangement for such activities, prior to the Closing Date, of Hazardous Substances generated in connection with the ownership or operation of the Acquired Assets;

(iv)          without limiting the foregoing, any liabilities arising from the allegation by the State of Illinois asserting that Upper Rock Energy Partners LLC violated applicable Environmental Law by installing a generating unit at the Upper Rock County Landfill without a permit; and

(v)          without limiting the foregoing, any fines, penalties or other costs that may be imposed due to any failure (whether by Sellers or predecessor owners or operators) to comply with ISRA with respect to prior transactions involving the assets currently owned by Lafayette Energy Partners, L.P.;

(f)         any liability relating to any Section 29 tax credit indemnification obligations;

(g)         any liability relating to any Excluded Asset; and

(h)         any liability listed or described on Schedule 1.5.

1.6         Cure Costs; Verification of Costs and Expenses.  Sellers shall assume and assign all Assigned Contracts to the Purchaser or its permitted designees as of the Closing Date pursuant to Section 365 of the Bankruptcy Code and the Sale Order.  In connection with such assignment and assumption, Purchaser shall cure all monetary defaults under such Assigned Contracts to the extent required by Section 365(b) of the Bankruptcy Code (such amounts, the “Cure Costs”).  Sellers shall be responsible for the verification of all Cure Costs including all administrative responsibilities associated therewith, and shall use their reasonable efforts to establish the proper cure amount, if any, for each Assigned Contract, including taking all reasonable actions with respect to the filing and prosecution of any pleadings and proceedings in the Bankruptcy Court and the service and delivery of any related notices or pleadings.  Sellers shall be responsible for the verification of all Rejection Costs, if any, including all administrative responsibilities associated therewith, and shall use their reasonable efforts to establish the proper amount of any Rejection Costs for each Contract excluded pursuant to Section 1.2(d), including taking all reasonable actions with respect to the filing and prosecution of any pleadings and proceedings in the Bankruptcy Court and the service and delivery of any related notices or pleadings.  Sellers shall be responsible for the verification of all Administrative Expenses, including all administrative responsibilities associated therewith, and shall provide reasonable documentation of all Administrative Expenses at Purchaser’s request.

1.7         Release Consideration.  At the Closing and subject to the terms and conditions set forth in this Agreement, in consideration of (i) the release provided by USEY and other consideration provided by USEY under this Agreement, (ii) the sale, transfer and conveyance of USEY’s interest in ZFC Royalty Partners and (iii) the assignment of all right, title and interest of USEY in its Pollution Legal Liability Policy, effective as of March 1, 2005, by and between USEY and AIG Environmental (and any predecessor policy relating thereto), the Purchaser shall, in addition to the assumption of the Assumed Liabilities, pay directly to USEY $100,000 (the “Release Consideration”).  The Release Consideration shall be payable at the Closing by wire transfer of immediately available funds made to the account of USEY designated in writing by USEY to Purchaser at least two Business Days prior to the Closing Date.

ARTICLE II

CLOSING

2.1         Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York, at 10 a.m. local time on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Articles VII and VIII hereof or such other place and time as the parties may otherwise agree, and the date of the Closing is referred to herein as the “Closing Date”).

2.2         Deliveries at the Closing.

(a)         Deliveries by Sellers.  At or prior to the Closing, the Sellers shall deliver or cause to be delivered to Purchaser the following:

(i)          the documents required to be delivered by the Sellers pursuant to Articles VI and VII;

(ii)         a release by USEY and the Sellers in substantially the form attached hereto as Exhibit B-1, releasing all claims of any nature against Purchaser and any of its Subsidiaries and Affiliates for acts, omissions or occurrences which have occurred, existed or arisen at or before the Closing (the “Seller Release”);

(iii)        a certified copy of the Sale Order in substantially the form attached hereto as Exhibit C;

(iv)       copies of all of the books and records relating to the Sellers;

(v)        affidavits from each Seller, signed under penalties of perjury, in form and substance as required under Treasury Regulations Section 1.1445-2(b), that such Seller is not a foreign person;

(vi)       the Bill of Sale and Assignment Agreements duly executed by the Sellers transferring the Acquired Assets to the Purchaser or its designees;

(vii)      the Assumption Agreements duly executed by the Sellers and the Purchaser or its designees evidencing the assignment and assumption by the Purchaser or its designees of the Assumed Liabilities;

(viii)      duly executed assignments or instruments with respect to any Intellectual Property included in the Acquired Assets for which an assignment or instrument is required to assign, transfer and convey such assets to, or perfect title to such assets in, Purchaser;

(ix)        duly executed assignments of the Leases included in the Acquired Assets, substantially in the form of Exhibit E hereto (the “Lease Assignments”);

(x)          [Reserved];

(xi)         [Reserved];

(xii)        duly executed documents of transfer and conveyance, in form reasonably satisfactory to Purchaser, as Purchaser may reasonably request in order for Purchaser or its designees to assume the USEB Indebtedness, the USEO Indebtedness and the NPI Indebtedness, each as contemplated hereunder;

(xiii)      duly executed instruments or other evidence sufficient to transfer to the Purchaser the unencumbered legal and beneficial ownership of the Interests and all books and records of the Acquired Companies (including minute books);

(xiv)      resignations from each director of each Acquired Company (except as to such directors as to which Purchaser notifies Sellers that no such resignation is required); and

(xv)       such other bills of sale, deeds, endorsements, assignments, Transfer Tax returns and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Purchaser, as Purchaser may reasonably request to vest in Purchaser or its permitted designees all the right, title and interest of Sellers in, to or under any or all of the Acquired Assets.

(b)         Deliveries by Purchaser to Seller.  At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Sellers the following:

(i)          payment of the Release Consideration;

(ii)         the documents required to be delivered by Purchaser pursuant to Articles VI and VIII;

(iii)        the Assumption Agreements, duly executed by Purchaser or its designees;

(iv)        duly executed documents of transfer and conveyance, in form reasonably satisfactory to Purchaser, as Purchaser may reasonably request in order for Purchaser or its designees to assume the USEB Indebtedness, the USEO Indebtedness and the NPI Indebtedness, each as contemplated hereunder; and

(v)         a release by Purchaser and its Subsidiaries in substantially the form attached hereto as Exhibit B-2 (the “Purchaser Release”);

(vi)         the Lease Assignments, duly executed by Purchaser;

(vii)       such other assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Sellers, as Sellers may reasonably request to transfer and assign the Assumed Liabilities to Purchaser or its permitted designees.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Sellers jointly and severally makes the following representations and warranties to Purchaser as of the date of this Agreement (or if made as of a specific date, as of such date) and as of the Closing Date.

3.1         Corporate Status.  Each of the Company, the Sellers and the Acquired Companies (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 3.1(a), (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except where the failure to be so qualified would not be reasonably likely to result in a Material Adverse Effect.  Except as identified on Schedule 3.1(b) there is no pending or, to any Sellers’ Knowledge, threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of any Seller or any Acquired Company.

3.2         Power and Authority.  Each Seller has the corporate power and authority to enter into this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby.  Each Seller has taken all requisite corporate action necessary to authorize the execution and delivery of this Agreement, the performance of its respective obligations hereunder, and the consummation of the transactions contemplated hereby.

3.3         Enforceability.  This Agreement has been duly executed and delivered by each Seller and, upon entry of the Sale Order (assuming due and valid authorization, execution and delivery by Purchaser), constitutes the legal, valid and binding obligation of each such Seller, enforceable against each such Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.4         Capitalization and Subsidiaries.  Schedule 3.4 sets forth a true, complete and correct list as of the Closing Date, both before and after giving effect to the transactions contemplated hereby, of the name of the Company and each of its Subsidiaries and indicates (i) the ownership of such entity (by each holder and type and percentage of interest), (ii) the type of entity of each of them, and (iii) the number and class of authorized and issued capital stock or other ownership interest of such Subsidiary.  Except as set forth on Schedule 3.4, as of the Closing Date, neither the Company nor any of its Subsidiaries has any equity investments in any other corporation or entity.  All of the issued and outstanding shares of capital stock or other ownership interests of each Acquired Company: (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with all applicable state and United States federal securities laws and (iii) were not issued in violation of any preemptive rights or rights of first refusal or similar rights.  Except as set forth on Schedule 3.4, no preemptive rights or rights of first refusal or similar rights exist with respect to any shares of capital stock or other ownership interest of any Acquired Company and no such rights arise by virtue of or in connection with the transactions contemplated hereby; there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require any Acquired Company to issue or sell any shares of its capital stock or other ownership interest (or securities convertible into or exchangeable for shares of its capital stock or other ownership interest); there are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to any Acquired Company; there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock or other ownership interest of any Acquired Company; and no Acquired Company is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock or other ownership interest.

3.5         Good Title Conveyed; Sufficiency of Assets.  Immediately prior to Closing, Sellers will have, and, upon delivery to Purchaser on the Closing Date of the instruments of transfer contemplated by Section 2.2(a), and subject to the terms of the Sale Order, Sellers will thereby transfer to Purchaser or its permitted designees good title to, or, in the case of property leased or licensed by Sellers, a valid leasehold interest in, all of the Acquired Assets, free and clear of all Liens.  The Acquired Assets and Interests are sufficient to permit the Purchaser or its permitted designees to operate the Business from and after the Closing Date in substantially the same manner as the Business is currently being operated by Sellers.  The stock powers, endorsements, assignments and other instruments to be executed and delivered by Sellers to Purchaser at the Closing will be valid and binding obligations of Sellers, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good, valid and marketable title to the Interests pursuant to and as contemplated by this Agreement free and clear of all Liens derived through Sellers.

3.6         Records.  The copies of the certificate or articles of incorporation, bylaws or other organizational or governing documents and other documents and agreements of Sellers and the Acquired Companies that were provided to Purchaser are true, accurate, and complete and reflect all amendments made through the date of this Agreement.  To Sellers’ Knowledge, all accounts, books, ledgers and official and other records of the Sellers and the Acquired Companies are accurate and complete, and there are no material inaccuracies or discrepancies contained therein.

3.7         No Violation.  Upon entry of the Sale Order, the execution, delivery and performance by Sellers and the consummation of the transactions contemplated by this Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Seller or any Acquired Company, any of the organizational documents of any Seller or any Acquired Company, or any order, judgment or decree of any Governmental Authority binding on any Seller or any Acquired Company, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Seller or any Acquired Company or give rise to any right of termination, cancellation, modification, amendment, suspension, revocation or acceleration of remedies or rights pursuant to any Material Contract of any Seller or any Acquired Company, (iii) result in or require the creation or imposition of any Lien upon any of the Interests, the Acquired Assets or the Business, (iv) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Business, the Acquired Assets or any Acquired Company or (v) require any approval of stockholders, members or partners of any Seller or any Acquired Company or any approval or consent of, or notice to, any Person under any Material Contract of any Seller or any Acquired Company.

3.8     Government Regulation.

(a)         The Company is a “holding company” as defined under the Public Utility Holding Company Act of 2005 solely by reason of owning indirect interests in “qualifying small power production facilities” as defined in the Public Utility Regulatory Policies Act of 1978.  All facilities purporting to be qualifying small power production facilities in which the Company owns an indirect interest are listed in Schedule 3.8(a) and are in material compliance with the regulations of the Federal Energy Regulatory Commission relevant to maintaining status as a qualifying small power production facility; provided, however, that any non-compliance that may threaten qualifying facility status would be material.

(b)         None of the Company, any of its Subsidiaries or any entity in which the Company owns or controls any voting securities is:  (i) a “public utility” as defined in the Federal Power Act, except to the extent that such public utility is the owner of a “qualifying small power production facility” as defined in the Public Utility Regulatory Policies Act of 1978 having a power production capacity of 20MW or less and is entitled to the exemptions provided in 18 C.F.R. §§ 292.601(c) and 292.602(b) and (c), or (ii) regulated as a “public utility”, “electric utility”, “gas utility” or similar designation under the laws of any state.

(c)         Neither the Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

3.9     Governmental Consents.  Upon entry of the Sale Order and subject to any necessary approvals required under the HSR Act or other applicable Competition Law, the execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority.

3.10     Changes Since May 31, 2007.  Since May 31, 2007, except as expressly contemplated by the terms of this Agreement or as set forth on Schedule 3.10, neither the Sellers nor any Acquired Company has:

(a)     suffered any change, event, occurrence, development or circumstance which individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(b)     issued, sold, pledged, disposed of, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest;

(c)     declared, set aside, made, or paid any dividend or other distribution payable in cash, stock, property or otherwise, on or with respect to its capital stock or other securities or reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock or other securities;

(d)     sold, leased, licensed or transferred any of its properties or assets other than in the ordinary course of business consistent with past practice;

(e)     granted, acquired, disposed of, abandoned or failed to maintain any rights in Intellectual Property owned by or licensed to it other than in the ordinary course of business consistent with past practices;

(f)     (i)  acquired (including, without limitation, for cash or shares of capital stock, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or made any investment either by purchase of stock or securities, contributions of capital or property transfer or, except in the ordinary course of business consistent with past practice, purchased any property or assets of any other Person, (ii) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practice, (iii) other than in the ordinary course of business consistent with past practice, incurred any obligations or liabilities including, without limitation, Indebtedness, (iv) issued any debt securities or assumed, guaranteed or endorsed or otherwise as an accommodation become responsible for, the obligations of any Person, or made any loans or advances, (v) modified, terminated or entered into any Contract other than in the ordinary course of business consistent with past practice, or (vi) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice;

(g)     suffered any theft, damage, destruction or casualty loss, whether or not covered by insurance, in excess of $50,000 in the aggregate;

(h)     waived, canceled, compromised or released any rights other than in the ordinary course of business consistent with past practice;

(i)     except for annual salary increases and annual performance based cash bonus plans adopted in the ordinary course of business consistent with past practice, increased the compensation payable or to become payable to its employees, officers or directors or granted any bonus, severance or termination pay to, or entered into any bonus, employment, change of control or severance agreement with, any of its managers, officers, directors or employees, or established, adopted, entered into or amended or taken any action to create or accelerate any rights or benefits with respect to any collective bargaining, bonus, profit sharing trust, compensation, stock option, restricted stock pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any managers, officers, directors or employees;

(j)         made any loans to any of its officers, directors, employees, Affiliates, agents or consultants or made any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether pursuant to an employee benefit plan or otherwise;

(k)     conducted any operations or adopt any policies other than in the ordinary course of business consistent with past practice;

(l)     entered into, or amended in any material respect the terms of, any collective bargaining agreement or other labor-related agreement or arrangement;

(m)     unless required by law, made or changed any election in respect of Taxes except in the ordinary course of business consistent with past practice, amended any Tax Return previously filed, adopted or changed any accounting method in respect of Taxes, entered into any closing agreement, settled or compromised any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(n)     taken any action with respect to accounting policies or procedures or made any adjustment to its books and records other than in the ordinary course of business and in a manner consistent with past practices;

(o)     paid, discharged or satisfied any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date thereof in the ordinary course of business and consistent with past practice;

(p)     delayed paying any account payable beyond the date on which nonpayment would interfere with project operations except to the extent being contested in good faith;

(q)     entered into any transaction with USEY or any Affiliates;

(r)     made or pledged any charitable contributions in excess of $5,000; or

(s)     agreed, in writing or otherwise, to do or authorized any of the foregoing.

3.11     Financial Statements.  The Company has delivered to Purchaser a true and complete copy of the Financial Statements.  The Financial Statements have been prepared in accordance with GAAP, consistently applied (except as disclosed in the footnotes thereto), and fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes thereto.

3.12     Projections.  The Projections of the Company and its Subsidiaries for the period of Fiscal Year 2008 through and including Fiscal Year 2028, including monthly projections for each month during the Fiscal Year in which the Closing Date takes place, (the “Projections”) are based on good faith estimates and assumptions made by the management of the Company believed to be reasonable and attainable.

3.13     Liabilities.

(a)     To Sellers’ Knowledge, neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except:

(i)     to the extent reflected on its Financial Statements and not heretofore paid or discharged;

(ii)     liabilities incurred in the ordinary course of business consistent with past practice since the date of its Financial Statements which, individually and in the aggregate, are of the same character and nature as the obligations, duties and liabilities set forth on its Financial Statements; and

(iii)     liabilities incurred in the ordinary course of business prior to December 31, 2007 which, in accordance with GAAP consistently applied, were not required to be recorded thereon and which, in the aggregate, are not material.

(b)     Except as described therein, Part A of Schedule 3.13(b) sets forth a complete and correct list of all existing Indebtedness of the Company and its Subsidiaries as of the date hereof and as of the Closing Date, to the extent material, there has been no change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of such Persons.  Except as described in Part B of such Schedule, neither the Company nor any of its Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or its Subsidiaries and no event or condition exists with respect to any Indebtedness of the Company or any of its Subsidiaries that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(c)     Schedule 3.13(c) lists the account numbers and names of each bank, broker or other depository institution at which the Company and any of its Subsidiaries maintains a depository account, and the names of all persons authorized to withdraw funds from each such account.

(d)     Neither Sellers nor any Acquired Company is a party to any sale and leaseback transaction.

3.14     Projects.

(a)     Schedule 3.14(a) is a true and complete list of all of the Company’s Projects and their respective Project Owners.  To Sellers’ Knowledge, the descriptions of the Projects set forth in Schedule 3.14(a) and all information regarding the Project furnished to the Purchaser by or on behalf of the Sellers are true and accurate in all material respects, contain no materially misleading information and do not omit any information the omission of which would be materially misleading; provided this representation excludes any projections, forward-looking statements or predictions of future events.

(b)     To Sellers’ Knowledge, except as set forth on Schedule 3.14(b), each of the Projects has received all inspections and certifications currently required by any Governmental Authority and to the extent material, there are no physical defects or performance deficiencies in the Projects, other than ordinary wear and tear consistent with similar assets of a similar age.

3.15     Project Documents.

(a)     Each Project Document to which the Company or a Subsidiary is a party (together with the other Project Documents for the applicable Project) is set forth on Schedule 3.15 and constitutes the entire agreement of the respective parties thereto with respect to the subject matter thereof and no respective party thereto shall be bound except in accordance therewith.

(b)     Each Project Document to which the Company or a Subsidiary is a party is in full force and effect and constitutes the valid contract of the parties thereto, enforceable against the parties thereto in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or by equitable principles relating to or limiting creditors’ rights generally, and, as applicable, the Company and each of its Subsidiaries and, to the Sellers’ Knowledge, each of the other parties thereto has executed such Project Document with full power, authority and capacity to contract.  Neither the Company nor a Subsidiary has assigned any of its right, title or interest in or under such Project Document except in accordance with the USEB Credit Documents.

(c)     The rights of the Company or a Subsidiary that is party to each Project Document, as stated therein, are effective and are not, nor, to Sellers’ Knowledge, are they claimed to be, subject to any claims or any defenses, counterclaims or setoffs against the Company or an applicable Subsidiary, to the extent material.  To Sellers’ Knowledge, the obligations of each party, other than the Company or its Subsidiaries, party to each Project Document, as stated therein, are effective and are not subject to any claims or any defenses, counterclaims or setoffs against such Person.  No event or force majeure under such Project Document has occurred and is continuing that could reasonably be expected to result in the termination of such Project Document or to cause a Material Adverse Effect.

(d)     The copies of the Project Documents furnished to Purchaser by the Sellers are true, complete and correct.  None of the Project Documents have been modified or amended since their delivery to the Purchaser or made the subject of waiver or consent by the Company or a Subsidiary, except by a written instrument, a copy of which has been furnished to the Purchaser.

(e)     To Sellers’ Knowledge, the Company and each of its Subsidiaries have rights sufficient to safely own, use, maintain and operate the applicable Project in accordance with Prudent Engineering and Operating Practices for the remaining useful life of such Project or the expiration of the Project Documents.

3.16     Adverse Proceedings.  There are no Adverse Proceedings that relate to the transactions contemplated hereby.  Except for Adverse Proceedings that are immaterial, individually or in the aggregate, to the Company and its Subsidiaries, there are no Adverse Proceedings.  Neither the Company nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.17     Affiliate Transactions.  Except as set forth on Schedule 3.17 and pursuant to other agreements and arrangements provided for or required hereunder, (i) there are no existing or proposed agreements, arrangements, understandings, or transactions (other than reasonable and customary fees paid to directors and compensation arrangements for officers and other employees entered into in the ordinary course of business) between the Company or any of its Subsidiaries, on the one hand, and USEY or any of its Affiliates (other than the Company and its Subsidiaries) or any of their respective officers, members, managers, directors, stockholders, parents, other interest holders or employees, on the other hand, (ii) none of the foregoing Persons have any direct or indirect ownership, partnership, or voting interest in the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has any liability or obligation, whether accrued, absolute, contingent or otherwise, for any of the foregoing Persons.

3.18     Environmental Matters.  Except as set forth on Schedule 3.18:

(a)     The Company and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws;

(b)     Each of the Company and its Subsidiaries has obtained all permits, licenses and other authorizations which are required under the Environmental Laws for the operation of their respective businesses and the ownership, use and operation of each location owned, operated or leased by the Company and its Subsidiaries.  All such permits, licenses and authorizations are in effect, no appeal or any other action is pending to revoke any such permit, license or authorization, and each of the Company and its Subsidiaries are in full compliance with all terms and conditions of all such permits, licenses and authorizations.  To the extent required by applicable Environmental Laws, each of the Company and its Subsidiaries has filed all applications necessary to renew or obtain any necessary permits, licenses, or authorizations in a timely fashion so as to allow the Company and its Subsidiaries to continue to operate their businesses in compliance with applicable Environmental Laws and Sellers do not expect such new or renewed licenses, permits or other authorizations to include any terms or conditions that will have a material impact on the Company or its Subsidiaries.  Without limiting the foregoing, all permits, licenses and authorizations issued to the Company and its Subsidiaries pursuant to applicable Environmental Laws, and all pending applications for new or renewed permits, licenses and authorizations, are set forth on Schedule 3.18.  Sellers represent that they have provided or made available to Purchaser copies of all such permits, license, authorizations and pending applications;

(c)     Neither the Company nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding order, judgment, decree or settlement agreement with any Person relating to any Environmental Law or is subject to any Environmental Claim;

(d)     There have been no releases, spills or discharges of Hazardous Substances on or underneath any real property that is currently or formerly owned, leased or operated by the Company or any of its Subsidiaries that could result in an Environmental Claim against the Company or any of its Subsidiaries;

(e)     Neither the Company nor any of its Subsidiaries has disposed of or arranged for the treatment, storage or disposal of Hazardous Substances at any facility as could result in an Environmental Claim against the Company or any of its Subsidiaries;

(f)     No employee of the Company or any of its Subsidiaries, in the course of his or her employment with the Company or any of its Subsidiaries, or employee of a third party contractor, has been exposed to any Hazardous Substance in a manner that could result in an Environmental Claim against the Company or any of its Subsidiaries;

(g)     In connection with the sale of any real property, Subsidiaries or other assets or businesses, the Company and its Subsidiaries have not entered into any agreement requiring the Company or its Subsidiaries to provide indemnification to any other person with respect to environmental matters or to retain liabilities with respect to environmental matters;

(h)     To the Sellers’ Knowledge, neither the Company nor any of its Subsidiaries will be required to expend monies, within the next five years, for capital improvements in order to get into compliance or maintain compliance with applicable Environmental Laws;

(i)     There are no facts, circumstances or events that are reasonably likely to form the basis of a material liability against the Company or any of its Subsidiaries pursuant to Environmental Law or with respect to Hazardous Substances; and

(j)     The Company has provided or made available to Purchaser all material environmental reports, studies, assessments, audits, analyses or communications relating to Environmental Claims, relating to the Company or its Subsidiaries, that are in the possession, custody, or reasonable control of the Company or its Subsidiaries.

(k)     Except for the facility owned and operated by Lafayette Energy Partners, L.P., neither Sellers nor any Acquired Company owns or operates any facilities that, as a result of the transactions contemplated by this Agreement, will be subject to any “transaction-triggered” Environmental Laws such as ISRA.

3.19     Real Estate.

(a)     Schedule 3.19(a)(i) lists as of the date of this Agreement, all real property owned in fee by the Company and each of its Subsidiaries (together with all easements, rights of way, servitudes, leases, permits, licenses, options and other real property rights appurtenant thereto and all Improvements on the land owned in fee, the “Owned Real Property”) and Schedule 3.19(a)(ii) lists all real property (whether by virtue of direct lease, ground lease or sublease) leased by the Company and each of its Subsidiaries as lessee (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Real Property constitutes all of the land, buildings and structure used by the Company and each of its Subsidiaries in the conduct of the Business.

(b)     With respect to the Real Property:

(i)     there are no (i) pending or, to Sellers’ Knowledge, threatened condemnation proceedings relating to such Real Property or (ii) pending or, to Sellers’ Knowledge, threatened litigation, claims, actions, suits, proceedings, investigations or administrative actions relating to such Real Property except to the extent set forth in Schedule 3.19(b)(i);

(ii)     there are no leases, subleases, licenses or agreements, written or oral to which the Company or any Subsidiary is party, granting to any party or parties (other than the Company or any Subsidiary) the right of use or occupancy (other than, in the case of leases, the Lessor) of any portion of any Real Property except to the extent set forth in Schedule 3.19(b)(ii);

(iii)     neither the Company nor any of its Subsidiaries has received written notice of any, and to the Sellers’ Knowledge there is no, proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Real Property;

(iv)     no portion of such Real Property has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition (ordinary wear and tear excepted), except as would not, individually or in the aggregate, reasonably be expected to materially interfere with the Company’s use of such Real Property; and

(v)     the Company has delivered to Purchaser complete and accurate copies of all of the following materials relating to such Real Property, to the extent in the Company’s or any Subsidiary’s possession: all Leases (including any amendments, modifications or supplements thereto); title insurance policies; deeds; encumbrance and easement documents and other documents and agreements affecting title to or for operation of such Real Property; surveys; as-built construction plans; warranties; appraisals; structural inspection, soils, environmental assessment and similar reports, and leases, subleases, licenses or agreements (including any amendments or modifications thereto) granting to any other party the right of use or occupancy of any portion of such Real Property.

(c)     With respect to the Owned Real Property:

(i)     Schedule 3.19(c)(i) identifies the property address, the approximate lot size and the record owner of such Owned Real Property;

(ii)     the Company or the applicable Subsidiary has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens other than Permitted Liens and Liens listed or described in Schedule 3.19(c)(ii);

(iii)     the material Improvements located on such Owned Real Property are located entirely within the boundary lines of such Owned Real Property or on permanent easements on adjoining land benefiting such Owned Real Property and may lawfully be used under applicable zoning and land use laws (either as of right, by special permit or variance, or as a grandfathered use) for their current use; and such Owned Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses, if any, necessary to the use thereof have not been obtained;

(iv)     there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein except to the extent set forth on Schedule 3.19(c)(iv); and

(v)     such Owned Real Property is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels.

(d)     With respect to the Leased Real Property:

(i)     Schedule 3.19(d)(i) lists each lease, ground lease or sublease of the Leased Real Property to which Company or a Subsidiary is party (each, a “Lease”) and lists the term of such Lease, the parties to such Lease, including the Company or the applicable Subsidiary that is lessee thereunder, the street address of the applicable Leased Real Property, any extension and expansion options, and the rent payable thereunder;

(ii)     the Company or the applicable Subsidiary has title to each Lease and a good and valid leasehold interest in the Leased Real Property (subject to the terms of the applicable Lease governing its interests therein), in each case free and clear of all Liens other than Permitted Liens and Liens listed or described in Schedule 3.19(d)(ii);

(iii)     Schedule 3.19(d)(iii) lists all consents required to be obtained from any landlord with respect to the transactions contemplated by this Agreement and no other third party consents are required by any of the Leases to consummate transactions contemplated by this Agreement;

(iv)     each Lease is the legal, valid, binding, and enforceable obligation of the Company or the applicable Subsidiary that is lessee thereunder, and, to Sellers’ Knowledge is in full force and effect and the binding obligation of the other parties thereto and will continue to be the legal, valid, binding, and enforceable obligation of the Company or the applicable Subsidiary following the consummation of the transactions contemplated by this Agreement;

(v)     neither the Company nor any Subsidiary has received any written notice that it is in default under any Lease, nor to Sellers’ Knowledge is the Company nor any Subsidiary or any other party to such Lease in default under any such Lease, and no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a default by the Company or any Subsidiary or, to Sellers’ Knowledge, any other party under such Lease;

(vi)     there are no material disputes, oral agreements or forbearance programs in effect as to any Lease;

(vii)     neither the Company nor any Subsidiary has assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold created by such Lease except as set forth in Schedule 3.19(d)(vii) or as contemplated by the USEB Credit Documents;

(viii)     there are no outstanding options or rights of any party to terminate such Lease prior to the expiration of the term thereof except to the extent set forth on Schedule 3.19(d)(vii)(i); and

(ix)     all Improvements are located entirely within the boundary lines of such Leased Real Property or on permanent easements on adjoining land benefiting such Leased Real Property and may lawfully be used under applicable zoning and land use laws for their current use.

3.20     Compliance with Laws.  To Sellers’ Knowledge, the Sellers, the Acquired Companies and their respective Affiliates are in material compliance with their organizational documents and all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.21     Credit Support Obligations.  Schedule 3.21 sets forth each Contract that obligates the Company or its Subsidiaries to directly or indirectly provide financial support of any kind, collateral on behalf of, guarantees in respect of or otherwise make any capital contribution to or in respect of any Subsidiary of the Company (whether or not any such obligation is contingent upon any other event, fact or occurrence and whether or not any such obligation is subject to the giving of notice or the passage of time, or both) (“Credit Support Obligations”).  Each Credit Support Obligation that requires the issuance of a letter of credit or posting of a surety bond or cash collateral upon the occurrence of another event, fact or occurrence is so noted on Schedule 3.21.  There is no current obligation to make payment under or in respect of any such Credit Support Obligation, and no payments have been made by the Company or its Affiliates under any such Credit Support Obligation during the past five years.  To Sellers’ Knowledge, no event or condition currently exists that, solely with the passage of time, the giving of notice, or both, would create a current or future obligation to make any payment under any such Credit Support Obligation, and neither the Company nor its Subsidiaries has received any written notice of such events or conditions.

3.22     Labor and Employment Matters.  Except as set forth on Schedule 3.22:

(a)     Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, work rule or practice, or any other labor-related agreement or arrangement with any labor union or labor organization; there are no collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any employees of the Company or any of its Subsidiaries, including, without limitation, any agreement or arrangement respecting employee benefits; and no employees of the Company or any of its Subsidiaries are represented by any labor organization with respect to their employment with the Company or any of its Subsidiaries.  No labor union, labor organization or group of employees of the Company or any of its Subsidiaries has prior to the date of this Agreement organized or attempted to organize any employees of the Company or any of its Subsidiaries into one or more collective bargaining units.

(b)     There is not now, and there has not been during the three-year period preceding the date of this Agreement, any actual or threatened labor dispute, labor arbitration, grievance, strike, lockout, work slow down or work stoppage which has affected, which affects, or which may affect the businesses of the Company or any of its Subsidiaries or which may interfere with their continued operations.  To Sellers’ Knowledge, neither the Company nor any of its Subsidiaries, nor any employee, agent or representative thereof, has committed any material unfair labor practice as defined in the National Labor Relations Act, as amended, or similar applicable law, and there is no pending or threatened unfair labor practice charge or complaint against the Company or any of its Subsidiaries by or with the National Labor Relations Board or any other Governmental Authority.

(c)     The Company and its Subsidiaries are in material compliance with all applicable laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours (including classification of workers for overtime pay), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(d)     The Company and its Subsidiaries are and have been in compliance with all notice and other requirements under the WARN Act and neither the Company nor any of its Subsidiaries have any liabilities under the WARN Act.  During the six-month period prior to the date hereof: (i) neither the Company nor any of its Subsidiaries have effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries have been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, provincial, local or foreign law or regulation and (iv) neither the Company’s nor any of its Subsidiaries’ employees have suffered an “employment loss” (as defined in the WARN Act).

(e)     Neither the Company nor any of its Subsidiaries is or has been:  (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.

(f)     Neither the Company nor any of its Subsidiaries (i) is a joint employer with any entity, agency, organization or third party service provider; or (ii) has any liabilities with respect to any employee or independent contractor leased by, or who provides services to the Company or any of its Subsidiaries through, another employer or service provider.

(g)     The Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(h)     The Company and its Subsidiaries have not received (i) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (ii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission, Occupational Health and Safety Administration or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iii) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (iv) notice of any Adverse Proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(i)     To Sellers’ Knowledge, no employee of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

(j)     Schedule 3.22(j) identifies by job title all of the employees employed by the Company and its Subsidiaries as of the date hereof.  To Sellers’ Knowledge, no current employee of the Company or any of its Subsidiaries with an annual compensation of $100,000.00 or more intends to terminate his or her employment.

(k)     The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which the Company or any of its Subsidiaries is a party or is bound.

3.23     Employee Benefit Plans.

(a)     Schedule 3.23 contains a true and complete list of each deferred compensation and each incentive compensation, equity compensation plan, “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA); “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, consulting, termination, severance or change in control agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated, that together with the Company and/or any of its Subsidiaries would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (an “ERISA Affiliate”), or to which the Company or any of its Subsidiaries or an ERISA Affiliate of the Company or any of its Subsidiaries is party, whether written or oral, for the benefit of any current or former employee, director or consultant of the Company or any of its Subsidiaries or any ERISA Affiliate (the “Employee Benefit Plans”).

(b)     With respect to each Employee Benefit Plan, the Company has delivered to Purchaser true and complete copies of the Employee Benefit Plan and any amendments thereto, any related trust or other funding vehicle, any annual reports or summaries required under ERISA or the Code, any contracts relating to any Employee Benefit Plan and the most recent determination letter received from the Internal Revenue Service with respect to each Employee Benefit Plan intended to qualify under Section 401 of the Code.

(c)     At no time has the Company or any of its Subsidiaries or any ERISA Affiliate ever maintained, established, sponsored, participated in or contributed to any Employee Benefit Plan that is subject to Title IV of ERISA.

(d)     At no time has the Company or any of its Subsidiaries or any ERISA Affiliate ever contributed to or been required to contribute to any “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA.

(e)     There has been no non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Benefit Plan.  Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, and each Employee Benefit Plan intended to be “qualified” within the meaning of section 401(a) of the Code has received a favorable determination from the IRS to the effect that such plan is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code, and no event has occurred which would reasonably be expected to result in the loss of such qualified status. Each Employee Benefit Plan may be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, and without material liability to Purchaser, other than for benefits accrued and vested thereunder at the time of such termination.  All contributions and premiums which the Company or any of its Subsidiaries or any ERISA Affiliate are required to pay under the terms of each of the Employee Benefit Plans have, to the extent due, been paid in full or properly recorded on the financial statements or records of the applicable Company, Subsidiary of the Company or ERISA Affiliate.

(f)     No Employee Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors or consultants of the Company or any of its Subsidiaries or any ERISA Affiliate for periods extending beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits under any “pension plan,” or (C) benefits the full cost of which is borne by the current or former employee, director or consultant (or his beneficiary).

(g)     [Reserved]

(h)     Except as otherwise disclosed on Schedule 3.23(h), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, director or consultant of the Company or any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, increase the amount of compensation due or otherwise enhance any benefit to such employee, director or consultant.

(i)     There are no pending, threatened or anticipated claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).

(j)     No Employee Benefit Plan has been established or maintained outside of the United States for the benefit of any current or former employee, director or consultant of the Company or any of its Subsidiaries or any ERISA Affiliate residing outside the United States.

(k)     None of the Company, any of its Subsidiaries nor any ERISA Affiliate has, prior to the Closing Date and in any material respect, violated any of the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the Health Insurance Portability Accountability Act of 1996, as amended, or any similar provision of state law applicable to their employees.

3.24     Taxes.  Except as set forth on Schedule 3.24 hereto:

(a)     Each Tax Group Member has (i) timely filed all Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full all Taxes due or, to Sellers’ Knowledge, claimed to be due by any Governmental Authority.

(b)     No waiver, extension or comparable consent given by a Tax Group Member regarding the application of the statute of limitations with respect to any Taxes or Tax Return is outstanding, nor has any request for any such waiver or consent been made; no Tax Group Member is currently the beneficiary of any extension of time within which to file any Tax Return;

(c)     No Tax Group Member has granted to any person any power of attorney that is currently in force with respect to any Tax matter;

(d)     USEY has established in the Financial Statements (i) reserves that are adequate for the payment of any Taxes of a Tax Group Member not yet due and payable, and (ii) reserves as would be required under Interpretation No. 48 of the Financial Accounting Standards Board as if such pronouncement were in effect as of the date of such Financial Statements; since the date of the Financial Statements, no Tax Group Member has incurred any liability for Taxes other than in the ordinary course of business consistent with past practice;

(e)     No deficiency for Taxes has been proposed, asserted or assessed by a taxing authority against a Tax Group Member which has not been resolved and paid in full; there are no audits, actions, suits, proceedings, investigations, claims or administrative proceedings (“Audits”) relating to Taxes or any Tax Returns of a Tax Group Member now pending, proposed or threatened by a taxing authority;

(f)     All amounts required to be collected or withheld by or on behalf of a Tax Group Member with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any Governmental Authority have been duly and timely remitted;

(g)     No Governmental Authority in any jurisdiction where a Tax Group Member does not file a Tax Return has made a written claim that the Company or such Subsidiary is required to file a Tax Return for such jurisdiction;

(h)     No Tax Group Member (i) is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”) or (ii) has any potential liability or obligation to any person as a result of, or pursuant to, any such Tax Sharing Agreement;

(i)     No Tax Group Member (i) is or has ever been a member of any consolidated, combined, affiliated or similar group of corporations for Tax purposes (other than consolidated, combined, affiliated or similar group of which USEY or the Company is the common parent (the “Seller Tax Group”)) or (ii) has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by contract or otherwise;

(j)     None of the assets of any of the Company or any of its Subsidiaries is required to be treated for Tax purposes as being owned by any other person;

(k)     The United States federal income Tax Returns of the Seller Tax Group have been examined by the Internal Revenue Service (or the applicable statute of limitations for the assessment of Taxes for such Tax Return has expired) only for such taxable periods set forth on Schedule 3.24(k);

(l)     No Tax Group Member has entered into or participated in (i) any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) or (ii) any confidential corporate tax shelter within the meaning of Section 6111(d) of the Code and Treasury Regulations Section 301.6111-2, as in effect prior to the enactment of the American Jobs Creation Act of 2004;

(m)     There are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due or payable;

(n)     None of the Acquired Companies is or will be required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any similar provision of state, local or foreign law), (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income tax purposes (or any similar provision of state, local or foreign law), (iii) prepaid amounts received on or prior to the Closing Date, (iv) a change in method of accounting or similar adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign law) that the Company or any of its Subsidiaries agreed to, requested, or was required to make on or before the Closing Date, or (v) an agreement entered into with any Governmental Authority with respect to Taxes on or prior to the Closing Date;

(o)     [Reserved]

(p)     Sellers have made available to Purchaser for inspection (i) complete and correct copies of the U.S. federal income Tax Returns and all other material Tax Returns of the Company, each of its Subsidiaries, and the Seller Group to the extent such Tax Returns reasonable relate to the Taxes of the Company or any of its Subsidiaries for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of a Tax Group Member for all taxable periods for which the statute of limitations has not yet expired; and

(q)     Neither the Company nor any of its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(r)     Each of the Acquired Companies is and at all times has been a Pass-Through Acquired Company.

(s)     No Acquired Company has any liability or obligation with respect to Section 29 tax credits.

3.25     Insurance.  Schedule 3.25 sets forth a list of all insurance maintained by or on behalf of the Company and each of its Subsidiaries as of the Closing Date and the Company and each of its Subsidiaries are adequately insured in such amounts, with such deductibles and covering such risks and otherwise on terms and conditions as are customarily carried or maintained by Persons of established reputation of similar size and engaged in similar businesses.  As of the Closing Date, all premiums in respect of such insurance have been paid.  Schedule 3.25 sets forth a list of all insurance claims made by the Company or any of its Subsidiaries subsequent to January 1, 2007 and any amounts paid in respect of such claims.

3.26     Permits.  The Company and each of its Subsidiaries has, and is in material compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations (“Permits”) required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained or complied with, could not reasonably be expected to have a Material Adverse Effect, and each such Permit is held by one of the Acquired Companies.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Permit, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.

3.27     Utility Service Available.  Electricity and other utility services and all roadway access and fuel, transmission and power connection services required for the construction (as applicable), operation and maintenance of the Projects for their intended purposes are available on the Project Land.

3.28     Lines of Business.  Each of the Project Owners is engaged solely in the ownership, operation and maintenance of its Project.  Zapco Energy Tactics Corp. is engaged solely in the operation and maintenance of certain of the Projects pursuant to certain of the Project Documents.  The Company is engaged solely in the businesses of alternative energy, cogeneration, power marketing and landfill-related products and services.  Illinois Electrical Generation Partners, L.P. is engaged solely in the business of indirectly owning, operating and maintaining certain of the Illinois Projects and Illinois Electrical Generation Partners II, L.P. is engaged solely in the business of indirectly owning, operating and maintaining certain of the Illinois Projects, and in owning the limited partnership interest in Master Gasco, L.P.  Each of the other Subsidiaries of the Company is engaged solely in the direct and indirect ownership of the Project Owners and other alternative energy-related businesses.

3.29     Marketing of Production.  Except for contracts listed and in effect on the date hereof on Schedule 3.29, and thereafter disclosed in writing to Purchaser and approved by Purchaser (with respect to all of which contracts the Company represents that it or a Subsidiary is receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject property’s delivery capacity), no material agreements exist that are not cancelable on sixty (60) days notice or less without penalty or detriment for the sale of production from any of the Company’s or any of its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (i) pertain to the sale of production at a fixed price and (ii) have a maturity or expiry date of longer than six (6) months from the date hereof.  Except as set forth in Schedule 3.29, none of the Gas Properties of the Company are subject to any contractual or other arrangement whereby payment for production therefrom is to be deferred for a substantial period of time after the month in which such production is delivered (i.e., in the case of oil, not in excess of sixty (60) days, and in the case of gas, not in excess of ninety (90) days).

3.30     Intellectual Property.  The Company and its Subsidiaries own, or have a valid right to use, all trademarks, service marks, tradenames, domain names, copyrights, patents, hardware, software, trade secrets, information and know-how and other intellectual property (collectively, “Intellectual Property”) necessary to conduct, or used or held for use in, the Business as currently conducted, a correct and complete list of which, other than as to any non-proprietary and non-material Intellectual Property, as of the date of this Agreement, is set forth on Schedule 3.30, and the conduct of the Business (including the products and services of the Company and its Subsidiaries) does not infringe upon, misappropriate or otherwise violate the rights of any other Person, and the Company’s and its Subsidiaries’ rights thereto are not subject to any licensing agreement or similar arrangement.  There has been no claim asserted or, to Sellers’ Knowledge, threatened in the past three (3) years against the Company or any of its Subsidiaries asserting that the conduct of the Business infringes upon, misappropriates, or otherwise violates the rights of any other Person.  To Sellers’ Knowledge, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned, used, or held for use by the Company or any of its Subsidiaries in the conduct of the Business, and no such claims have been asserted or threatened against any Person by the Company or any of its Subsidiaries, to Sellers’ Knowledge, any other Person, in the past three (3) years.  The Company and its Subsidiaries take reasonable measures to protect the confidentiality of material trade secrets.  During the three (3) years prior to the date hereof, (i) there have been no material security breaches in the Company’s or any Subsidiary’s information technology systems, and (ii) there have been no disruptions in the Company’s or any Subsidiary’s  information technology systems that materially adversely affected the Company’s or any Subsidiary’s business or operations.  The Company and its Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk.  No current or former Affiliate (except the Acquired Companies), partner, director, stockholder, officer, or employee of the Company or any Subsidiary will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any of the Intellectual Property owned, used, or held for use by the Company or its Subsidiaries in the conduct of the Business.

3.31     Contracts.  Schedule 3.31 sets forth a list of each Material Contract (as defined below) to which the Company and its Subsidiaries is a party, true, correct and complete copies of which have been provided to Purchaser; provided, however, that Schedule 3.31 shall not contain Project Documents not otherwise required to appear in Schedule 3.31.  Schedule 3.31 identifies those Material Contracts that require the Consents of third parties to the transactions contemplated hereby.  The copy of each Material Contract furnished to Purchaser is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement.  None of the Company and its Subsidiaries has violated any of the terms or conditions of any Material Contract which would permit termination or modification of any Material Contract and no claims have been made or issued for breach or indemnification or notice of default or termination under any Material Contract.  Each of the Material Contracts constitutes the legal, valid and binding obligation of each of the Company and its Subsidiaries that is a party to such Material Contract, each in accordance with its express terms.  No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by the Company or its Subsidiaries under any Material Contract, and, to Sellers’ Knowledge no such event has occurred which constitutes or would constitute a default by any other party.  None of the Company and its Subsidiaries is subject to any liability or payment resulting from renegotiation of amounts paid under any Material Contract.  The Company and its Subsidiaries are not subject to any Contract, decree or injunction that restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

As used in this Section 3.31, “Material Contracts” shall mean written or oral (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to same; (b) contracts obligating the Company and its Subsidiaries to provide or obtain products or services for a period of one year or more, excluding standard warranty contracts entered into in the ordinary course of its business without modification from the preprinted forms used by the Company and its Subsidiaries in the ordinary course of business, copies of which forms have been supplied to Purchaser; (c) leases of real property; (d) leases of personal property (other than those which individually provide for annual payments of less than $10,000 and which do not in the aggregate provide for payments in excess of $100,000); (e) distribution, agency or franchise or similar agreements, or agreements providing for an independent contractor’s services, or letters of intent with respect to same (other than those which individually provide for annual payments of less than $10,000 and which do not in the aggregate provide for payments in excess of $100,000); (f) employment agreements, collective bargaining agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements and any other agreements relating to any employee, independent contractor, third party service provider, officer or director of the Company and its Subsidiaries; (g) any Intellectual Property license agreement to which any of the Sellers are a party, whether as licensee or licensor thereunder (other than non-exclusive licenses for the use of commercially-available software which was acquired for a cost of less than $5,000) and any “consent to use”, “non-assertion”, or other agreement restricting any of the Sellers’ ownership or rights to use or register Intellectual Property or permitting any other Person to use, enforce or register any Intellectual Property; (h) contracts relating to pending capital expenditures by the Company and its Subsidiaries; (i) contracts obligating the Company and its Subsidiaries to purchase parts, accessories, supplies, equipment, (other than those which individually provide for annual payments of less than $10,000 and which do not in the aggregate provide for payments in excess of $100,000); (j) any contracts obligating the Company and its Subsidiaries to make or receive payments in excess of $25,000, in the aggregate, over the remaining term of such contract; (k) any contracts, agreements or arrangements that entitle the Company and its Subsidiaries to rebates, discounts or incentives for the purchase of parts, accessories, supplies, equipment or other goods and services; (l) all other Contracts or understandings which are material to the Company and its Subsidiaries or its businesses, assets or properties; and (m) all modifications, amendments, supplements, extensions and consents relating to each of (a) through (l) above.

For (a) through (k) above, each instance shall be deemed to include all amendments, modifications, consents and supplements relating thereto.

3.32    Gasco Acquisitions.  Schedule 3.32 sets forth a true, correct and complete list of each of the Gascos (the “Gascos”).  Schedule 3.32 contains the true, correct and complete description of each transaction by which the Company acquired 100% of the equity interests of the Gascos (the “Gasco Acquisitions”), including the date, manner of acquisition and consideration paid for each Gasco Acquisition.  Except as set forth on Schedule 3.32, the Company has no liabilities or obligations arising from any Gasco Acquisition and the consummation of each Gasco Acquisition did not (i) violate any provision of any law or any governmental rule or regulation applicable to Seller, the Company, any of their respective Subsidiaries, any of the organizational documents of the Company or any of its Subsidiaries, or any order, judgment or decree of any Governmental Authority binding on the Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract of the Company or any of its Subsidiaries or give rise to any right of termination, cancellation, modification, amendment, suspension, revocation or acceleration of remedies or rights pursuant to any Material Contract of Seller, the Company or any of their respective Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (iv) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of the properties of the Company or any of its Subsidiaries or (v) require any approval of stockholders, members or partners of the Company or any of its Subsidiaries or any approval or consent of any Person under any Material Contract of  the Company or any of its Subsidiaries.

3.33    Accuracy of Information Furnished.  No representation, statement or information contained in this Agreement (including, without limitation, the various Schedules attached hereto) or any agreement executed in connection herewith or in any certificate delivered pursuant hereto or thereto or made or furnished to Purchaser or its representatives by the Sellers, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.  Sellers have not failed to disclose to Purchaser any facts material to the business, results of operations, assets, liabilities, financial condition or prospects of the Company or any of its Subsidiaries.  Sellers have provided Purchaser with true, accurate and complete copies of all documents listed or described in the various schedules attached hereto.

3.34    No Commissions.  Neither the Company nor any other Seller have incurred or will incur any obligation for a finder’s, broker’s or agent’s fee or commission or similar consideration in connection with the transactions contemplated hereby, other than those obligations approved by the Bankruptcy Court.

3.35    Assets.  (i) The assets and Real Property owned, leased or licensed by the Company and its Subsidiaries include all of the tangible and intangible assets, properties and rights used in or material to the business and operations of the Company and its Subsidiaries; (ii) the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in or a valid right to use, all assets, property and rights used by the Company or any Subsidiary, in each case free and clear of all Liens other than Permitted Liens; and (iii) all material assets (including, without limitation, the Real Property) are in good condition and repair and are useable in the ordinary course of business and none of the assets require any repair or replacement except for maintenance in the ordinary course of business.  After consummation of the transactions contemplated hereby, the assets and Real Property owned, leased or licensed by the Company and its then Subsidiaries will have an aggregate fair market value (net of required site restoration costs) of less than $250,000.

3.36    Inventory.  All of the inventories of the Company and its Subsidiaries, whether reflected in the balance sheet or otherwise, consist of a quality and quantity usable and salable in the ordinary and usual course of business, except for items of obsolete materials and materials of below-standard quality, all of which items have been written off or written down on the balance sheet to fair market value or for which adequate reserves have been provided therein.  All inventories not written off have been priced at the lower of average cost or market.  The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of the Company and its Subsidiaries. All work in process and finished goods inventory owned by the Company and its Subsidiaries is free of any Defect or other deficiency.

3.37    Accounts Receivable.  All accounts receivable of the Company and its Subsidiaries, whether reflected in the balance sheet or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the balance sheet.  Subject to such reserve, each of the accounts receivable included in the balance sheet of the Company and its Subsidiaries either has been collected in full or will be collected in full, without any set-off, within 60 days after the day on which it became due and payable.

3.38    Propriety of Past Payments.  (a)  No unrecorded fund, asset or account of the Company or any Subsidiary has been established for any purpose, (b) no accumulation or use of corporate funds of the Company or any Subsidiary has been made without being properly accounted for in the books and records of the Company and its Subsidiaries, (c) no payment has been made by or on behalf of the Company or any Subsidiary with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment and (d) none of Company and its Subsidiaries, any director, officer, employee or agent of the Company and its Subsidiaries or any other Person associated with or acting for or on behalf of the Company and its Subsidiaries has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for the Company or any Subsidiary, in securing business, (ii) to pay for favorable treatment for business secured for the Company or any Subsidiary, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company or any Subsidiary or (iv) otherwise for the benefit of the Company or any Subsidiary, in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to Real Property).  Neither the Company nor any Subsidiary nor any current director, officer, agent, employee of the Company and its Subsidiaries or other Person acting on behalf of the Company or any Subsidiary, has accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.

3.39    Equipment Held by Other Persons.  Schedule 3.39 lists each piece of equipment owned by the Company and its Subsidiaries which is not in the possession of the Company and its Subsidiaries, if any, together, in each case, with the name, address and telephone number of each Person who holds such property and the address of the location of such property except for laptop computers and personal communication devices in the possession of employees and other Persons.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PURCHASER

As a material inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser makes the following representations and warranties to Sellers as of the date of this Agreement (or if made as of a specific date, as of such date) and as of the Closing Date:

4.1      Corporate Status.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2      Corporate Power and Authority.  Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Purchaser has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

4.3      Enforceability.  This Agreement has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery by Seller and the Company, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.4      No Violation.  Except as set forth on Schedule 4.4, the execution, delivery and performance by Purchaser and the consummation of the transactions contemplated by this Agreement do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Purchaser, any of the organizational documents of Purchaser, or any order, judgment or decree of any court or other agency of government binding on Purchaser, (b) result in or require the creation or imposition of any Lien upon any of the properties or assets of Purchaser, or (c) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

4.5      No Commissions.  Purchaser has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

4.6      Financial Resources.  Purchaser or its permitted designees have cash or credit available, and will have cash available at the Closing, to enable it to purchase the Acquired Assets and the Interests on the terms hereof and to undertake the agreements and obligations contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE CLOSING

5.1      Conduct of Business by the Company Pending the Closing.  The Sellers covenant and agree that, except as otherwise expressly required or permitted by the terms of this Agreement or except as expressly approved or directed by Purchaser between the date of this Agreement and the Closing Date, the business of the Company and each of its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice, and the Company and its Subsidiaries shall not change their operations or policies.  The Company shall use, and shall cause its Subsidiaries to use, reasonable efforts to preserve intact the Company’s and its Subsidiaries’ business organizations, to keep available the services of their current officers, employees and consultants, and to preserve their present relationships with customers, suppliers and other Persons with which they have business relations.  By way of amplification and not limitation, neither the Company nor any of its Subsidiaries shall, except as expressly required or permitted by the terms of this Agreement between the date of this Agreement and the Closing, directly or indirectly, do or propose or agree to do any of the following without the prior written consent or direction of Purchaser:

(a)    amend or otherwise change its Articles of Incorporation, By-laws or other organizational or governing documents;

(b)    issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest;

(c)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, on or with respect to its capital stock or other securities, or reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

(d)    sell, lease, license or transfer any of its properties or assets other than in the ordinary course of business consistent with past practice;

(e)    grant, acquire, dispose of, abandon or fail to maintain any rights in Intellectual Property;

(f)     (i)  acquire (including, without limitation, for cash or shares of stock, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer or, except in the ordinary course of business consistent with past practice, purchase any property or assets of any other Person, (ii) make or obligate itself to make capital expenditures in excess of $250,000, (iii) other than in the ordinary course consistent with past practice, incur any obligations or liabilities, including, without limitation, Indebtedness, (iv) issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, (v) modify, terminate, or enter into any Contract other than as provided herein or in the ordinary course of business consistent with past practice, or (vi) impose any security interest or other Lien on any of its Assets or on the Leased Real Property, as applicable;

(g)    waive, cancel, compromise or release any rights other than in the ordinary course of business consistent with past practice;

(h)    make any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice;

(i)     increase the compensation payable or to become payable to its employees, officers or directors or, except as presently bound to do, grant or pay any bonus, severance or termination pay to, or enter into any bonus, employment, change of control or severance agreement with, any of its directors, officers, or employees, or establish, adopt, enter into or amend or take any action to accelerate or create any rights or benefits with respect to any collective bargaining, bonus, profit sharing trust, compensation, stock option, restricted stock pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(j)     make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether pursuant to an Employee Benefit Plan or otherwise;

(k)    create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by law, to modify any Employee Benefit Plan;

(l)     conduct any operations or adopt any policies other than in the ordinary course of business consistent with past practice;

(m)   take any action with respect to accounting policies or procedures or make any adjustment to its books and records other than in the ordinary course of business and in a manner consistent with past practices;

(n)    enter into, or amend in any material respect the terms of, any collective bargaining agreement or other labor-related agreement or arrangement;

(o)    pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date thereof in the ordinary course of business and consistent with past practices;

(p)    unless required by law, make or change any election in respect of Taxes except in the ordinary course of business consistent with past practice, amend any Tax Return previously filed, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q)    delay paying any account payable beyond the date on which it is due and payable except to the extent being contested in good faith other than in a manner consistent with past practices;

(r)     enter into any transaction or modify the terms of any existing transaction with Seller or any of its Affiliates (other than the Company and its Subsidiaries);

(s)    make or pledge any charitable contributions;

(t)     enter into, amend or modify any agreement or arrangement that may subject the Company or any of its Subsidiaries to any liability relating to any Section 29 tax credit indemnification obligations; or

(u)    authorize any of the foregoing actions or any action which would make any representation or warranty in Article III untrue or incorrect in any respect.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1      Compliance with Covenants.  The Sellers shall cause each Acquired Company to comply with all of its covenants under this Agreement.

6.2      Efforts and Actions to Cause Closing to Occur.

  (a)     Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and each Seller shall use their respective reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the other transactions contemplated hereby as promptly as practicable including, but not limited to, the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Authority.  In addition, no party hereto shall take any action after the date of this Agreement that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority or other Person required to be obtained prior to Closing.

(b)      Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby.  Each party hereto shall promptly inform the others of any communication received by such party from any Governmental Authority regarding any of the transactions contemplated hereby.  If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to any of the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.  To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the transactions contemplated hereby, Sellers shall use their commercially reasonable efforts to effect such transfers, amendments or modifications.

(c)       In addition to and without limiting the agreements of the parties contained above, as soon as reasonably practicable (and, in any event, within three (3) Business Days) following conclusion of the Auction if Purchaser is the Successful Bidder (or earlier if Purchaser and Sellers agree), the Company and Purchaser shall (i) take promptly all actions necessary to make the filings, if any, required of them or any of their Affiliates under the HSR Act or any other applicable Competition Law, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by the Company, Purchaser or any of their Affiliates from the Federal Trade Commission (the “FTC”) or the Department of Justice (the “DOJ”) pursuant to the HSR Act or from any State Attorney General or other Governmental Authority in connection with antitrust matters, (iii) cooperate with each other in connection with any filing under the HSR Act or any other applicable Competition Law and in connection with resolving any investigation or other inquiry concerning the transactions contemplated hereby commenced by  the FTC, DOJ, any State Attorney General or any other Governmental Authority, (iv) use all reasonable commercial efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust law and (v) advise the other parties promptly of any material communication received by such party from the FTC, DOJ, any State Attorney General or any other Governmental Authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any State Attorney General or any other Governmental Authority in connection with the transactions contemplated hereby.

  (d)    Notwithstanding the foregoing or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act or any other applicable Competition Law, the Sellers shall not divest or hold separate or otherwise take or commit to take any action that limits Purchaser’s freedom of action with respect to, or its ability to retain, the Interests and the Acquired Assets, without Purchaser’s prior written consent.

  (e)     Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require Purchaser (i) to divest or hold separate any of the Interests or the Acquired Assets or agree to limit its future activities, method or place of doing business, (ii) to commence any litigation against any entity in order to facilitate the consummation of any of the transactions contemplated hereby or (iii) to defend against any litigation brought by any Governmental Authority seeking to prevent the consummation of, or impose limitations on, any of the transactions contemplated hereby.

6.3      Access to Information.  From the date of this Agreement to the Closing, the Company and its Subsidiaries shall, and shall cause their directors, officers, employees, auditors, counsel and agents to, afford Purchaser and Purchaser’s officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information on the company and its Subsidiaries as may be requested.  Purchaser shall be entitled to conduct prior to Closing a due diligence review of the assets, properties, books and records of the Company and its Subsidiaries.  No information provided to or obtained by Purchaser shall affect any representation or warranty in this Agreement.  The Company shall also provide to Purchaser, as soon as available, unaudited combined balance sheet and unaudited combined statements of income and cash flows of the Company and its Subsidiaries on a monthly basis.  The Purchaser shall furnish or cause to be furnished to Sellers, upon request, as promptly as practicable, such information (including access to books and records) relating to the Acquired Companies and the Business as is reasonably requested for the administration of the New Bankruptcy Cases.

6.4      Bankruptcy Court Approval.

  (a)     Sellers and Purchaser acknowledge that this Agreement and the purchase of the Acquired Assets are subject to Bankruptcy Court approval.  Sellers and Purchaser acknowledge that to obtain such approval, Sellers must demonstrate that they have taken reasonable steps to obtain the highest or otherwise best offer possible for the Acquired Assets, including, but not limited to, giving notice of the transactions contemplated by this Agreement to creditors and certain other interested parties as ordered by the Bankruptcy Court, and conducting an auction in respect of the Interests and the Acquired Assets (the “Auction”).

(b)      As soon as reasonably possible after execution of this Agreement, but in any event no later than two (2) Business Days after execution of this Agreement, Sellers shall file the Bidding Procedures and Sale Motion with the Bankruptcy Court, together with appropriate supporting papers and notices.

(c)       Sellers shall use their commercially reasonable efforts to obtain entry of the Bidding Procedures Order no later than seven (7) Business Days after filing the Bidding Procedures and Sale Motion.

(d)      In the event an appeal is taken or a stay pending appeal is requested, with respect to the Bidding Procedures Order or the Sale Order, Sellers shall promptly notify Purchaser of such appeal or stay request and shall promptly provide to Purchaser a copy of the related notice of appeal or order of stay.  Sellers shall also provide Purchaser with written notice of any motion or application filed in connection with any appeal from either of such orders.

(e)       From and after the Effective Date, provided that Purchaser is the Successful Bidder at the Auction and has not defaulted in any material respect in the performance of any of its obligations under this Agreement, Sellers shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification or staying of the Bidding Procedures Order or the Sale Order.

6.5       Bankruptcy Filings.

(a)       Within two (2) days of the execution of this Agreement, the Sellers set forth on Schedule 6.5(a) shall file voluntary petitions under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court in respect of the New Bankruptcy Cases.

(b)       From and after the Effective Date, Sellers shall use their reasonable efforts to provide such prior notice as may be reasonable under the circumstances before filing any papers in the Bankruptcy Case or the New Bankruptcy Cases that relate, in whole or in part, to this Agreement or Purchaser.

6.6      Break-Up Fee.  Notwithstanding anything in this Agreement to the contrary, commencing on the entry of the Bidding Procedures Order, the Company agrees to pay Purchaser the Break-Up Fee specified in accordance with Section 10.2 in the event this Agreement is terminated.

6.7      Notification of Certain Matters.  Each of the parties to this Agreement shall give prompt notice to the other parties of the occurrence or non-occurrence of any event which would likely cause any representation or warranty made by such party herein to be untrue or inaccurate or any covenant, condition or agreement contained herein not to be complied with or satisfied; provided, however, that any such disclosure shall not in any way be deemed to amend, modify or in any way affect the representations, warranties and covenants made by any party in or pursuant to this Agreement.

6.8       Supplemental Disclosure.  Sellers will have the continuing obligation until the Closing Date to promptly supplement or amend the disclosure schedules to this Agreement with respect to any matter hereafter arising or discovered that, if existing or known at the Effective Date, would have been required to be set forth or described in the disclosure schedules to this Agreement; provided, however, that no supplement or amendment to such disclosure schedule will have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VII.

6.9       Tax Matters.

(a)    Tax Indemnification.  Sellers agree to indemnify and hold the Purchaser and any Acquired Company harmless from and against all Taxes and related expenses:

(i)      imposed on the Purchaser or any Acquired Company relating or attributable to any Pre-Closing Period and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date;

(ii)     imposed on the Purchaser or any Acquired Company under Treasury Regulations Section 1.1502-6 (and all corresponding provisions of state, local or foreign Law) as a result of being a member of any federal, state, local or foreign consolidated, unitary, combined or similar group for any Pre-Closing Period or Straddle Period;

(iii)    arising out of any breach of or inaccuracy in any representation or warranty contained in Section 3.24; and

(iv)    arising out of any breach or failure by Seller or the Company to perform any of the covenants made by it or agreements entered into or contained in this Section 6.9 or Section 5.1(p); and

(v)     any payments under any tax indemnification agreements.

(b)    Allocation of Straddle Period Taxes.  For purposes of this Section 6.9, in order to apportion appropriately any Taxes relating to a Straddle Period, the parties shall, to the extent permitted or required under applicable law, treat the Closing Date as the last day of the taxable year or period for all Tax purposes.  In any case where applicable Law does not permit the parties to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be:

  (i)         in the case of Taxes that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

  (ii)       in the case of Taxes not described in clause (i) (such as Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property), deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date.

(c)    Allocation of Consideration.

     (i)     [Reserved]

    (ii)     Purchaser shall prepare and deliver to the Company an allocation of the consideration paid by the Purchaser for the assets treated as acquired hereby for Tax purposes (the “Allocation Schedule”).  Solely for purposes of this paragraph, (A) the consideration paid shall include the Assumed Liabilities, and the liabilities of any Pass-Through Acquired Company, and (B) the assets acquired hereby shall include the Interests, the Acquired Assets, and the assets of any Pass-Through Acquired Company.  The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.

(iii)    The Company shall have 30 days following receipt by it of the Allocation Schedule during which to reasonably dispute any item contained in the Allocation Schedule.  If the Company fails to notify Purchaser of any such dispute within such 30-day period, the Allocation Schedule shall be deemed to have been accepted by Sellers.  If the Company timely notifies Purchaser of any such reasonable dispute, and the Company and Purchaser cannot resolve any such dispute within 20 days of receipt by Purchaser of such notice, such dispute shall be resolved by an independent accounting firm selected by the Purchaser and the Company (the “Independent Accounting Firm”); the determination of the Independent Accounting Firm with respect to such dispute shall be made as promptly as practicable and shall be final and binding on both Purchaser and Sellers.  One half of the expenses relating to engagement of the Independent Accounting Firm shall be paid by Purchaser and the other half of such expenses shall be paid by Parent Sellers.  For purposes of this Section 6.9(c)(iii), a dispute shall be unreasonable unless it would have a material and adverse impact on the Sellers’ Tax liability for the taxable year in which the Closing occurs, and not merely if it would affect any Tax attribute of any Seller or any Affiliate of a Seller.

(iv)    Purchaser and each Seller shall report the acquisition pursuant to this Agreement consistent with the Allocation Schedule (including on IRS Form 8594 and/or IRS Forms 8883), and shall take no position to the contrary thereto in any Tax Return, or in any proceeding before any Governmental Authority or otherwise.  Neither Purchaser nor any Seller shall take any action to modify any forms without the written consent of such other party, which consent shall not be unreasonably be delayed or withheld.

(d)    Assistance and Cooperation.  The Sellers and the Purchaser shall agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns, for the preparation of any Audit and for the prosecution or defense of any Tax claim.  The Sellers and their Affiliates shall each preserve and keep all books and records with respect to Taxes and Tax Returns of the Company and its Subsidiaries in such party’s possession as of the Closing Date, or as later come into such party’s possession, until the expiration of the applicable statute of limitations and shall give reasonable written notice to the other party prior to transferring, destroying or discarding any such information, returns, books, records or documents and, if the other party so requests, allow the other party to take possession of such information, returns, books, records or documents.  The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.  Any information obtained under this Section 6.9(d) shall be kept confidential except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an Audit or other proceeding or (ii) with the consent of both of the Company and Purchaser.

(e)    Transfer Taxes.  To the extent that the obligation to pay all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes (“Transfer Taxes”) is not exempted by the Sale Order, all Transfer Taxes incurred in connection with this Agreement shall be borne solely by the Purchaser.  The party required by applicable law shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, the other parties shall, and shall cause their Affiliates to join in the execution of any such Tax Returns and other documentation.

(f)     Survival.  Notwithstanding anything to the contrary contained in this Agreement, Sellers’ indemnification obligations pursuant to Section 6.9 shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations (including any extensions thereof) relevant to each particular item provided that if notice of indemnification under Section 6.9(a) is provided to a Seller prior to any such expiration date, any obligation to indemnify for any claim described in such notice shall continue indefinitely until such claim is finally resolved.

6.10    [Reserved]

6.11    Change of Control and Prepayment Obligations.  The Company shall, prior to the Closing, take such steps as are necessary to ensure that no sums are owed or payable by the Acquired Companies or Purchaser to any Person due to the execution of this Agreement, the consummation of the transactions contemplated hereby or any change of control or assignment by operation of law affecting the Company or the Acquired Companies.

6.12    Publicity.  Until the Closing, or the date the transactions contemplated hereby are terminated or abandoned pursuant to Article X, none of the Company, any of its Subsidiaries, Purchaser or any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the other transactions contemplated hereby without prior approval of the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market, it being understood and acknowledged that Sellers shall issue a press release with respect to the execution of this Agreement immediately subsequent to the execution of this Agreement.

6.13    Employee Matters.

(a)    Within five (5) Business Days of the date that the Sale Order shall have become a Final Order, the Purchaser shall make offers of employment, effective as of the Closing Date, to the employees of the Sellers listed on Schedule 6.13(a) who are primarily engaged in the operation of the Business and who are not covered by a collective bargaining agreement (the “Transferred Employees”), on terms and conditions that, with respect to salary, are reasonably equivalent to those currently offered to each such employee by the Sellers, and with respect to other matters, are, subject to any overriding legal and regulatory requirements, substantially similar, in the aggregate, to those currently offered to such employee by Sellers, which terms and conditions shall continue for a period of at least six (6) months from the Closing Date or for such period as the employee is employed by the Purchaser, whichever period is shorter.  For the avoidance of doubt, Purchaser is not hereby obligated to employ any of the Transferred Employees for any particular period.  Notwithstanding the foregoing, the Purchaser shall not be responsible for any obligations or liabilities of any Transferred Employees, including, without limitation, any amount of sales commissions, annual bonus or retention bonus attributable to any period on or prior to the Closing.

(b)    The Purchaser agrees to be obligated by the collective bargaining agreement between US Energy Biogas-Zapco Energy and the United Service Workers Union, Local 355, effective November 1, 2006 to October 31, 2009 (the “CBA”) solely with respect to events and circumstances arising after the Closing Date; provided, however, that Purchaser shall not assume, and Sellers shall retain sole responsibility for, any and all obligations or liabilities arising under the CBA on or prior to the Closing Date.  Schedule 6.13(b) lists the employees of Sellers covered by the CBA.

6.14    Further Assurances.  After the Closing, Sellers shall, from time to time, at the request of Purchaser, and without further expense to Purchaser, execute and deliver such other instruments of conveyance and transfer (including powers of attorney) as Purchaser may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Purchaser good and marketable title (or in the case of the Leases, valid leasehold interests) to the Interests and the Acquired Assets (including, without limitation, the Real Property).

6.15    Environmental Matters

  (a)     Prior to the Closing.  Prior to the Closing Date, except as set forth in Section 6.15(b), Sellers shall be responsible for taking all necessary actions to comply with the requirements of ISRA with respect to the Lafayette Energy Partners, L.P. facility, including filing all necessary forms and conducting any investigation and remediation as may be required by NJDEP criteria, procedures and time schedules then in effect.  Purchaser shall use commercially reasonable efforts to cooperate with Sellers in connection with such compliance, including by executing any forms necessary to allow the parties to consummate the transactions contemplated by this Agreement in accordance with ISRA requirements.  Sellers shall provide Purchaser and its representatives with an opportunity to participate in strategy discussions with respect to compliance with ISRA and, to the extent that there are any face-to-face meetings with representatives of the NJDEP or significant telephone communications with such representatives (other than with respect to routine matters), Purchaser and its representatives shall have an opportunity to participate in such meetings and communications.  Sellers shall provide Purchaser with copies of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Purchaser an opportunity to comment on any submissions Sellers intend to deliver or submit to the NJDEP, and Sellers shall endeavor to accept Purchaser’s comments.  Without limiting the foregoing, Sellers shall undertake commercially reasonable efforts to obtain a no further action letter from the NJDEP prior to the Closing Date or to obtain approval of a minimal environmental concern application pursuant to N.J.A.C 7:26B-5.6.

  (b)    Remediation Agreement Covenant.  Sellers, on behalf of Lafayette Energy Partners, L.P. shall apply for a Remediation Agreement in a timely manner in order to close the transaction contemplated by this Agreement in accordance with ISRA.  Lafayette Energy Partners, L.P. shall be designated as the responsible party with respect to compliance with ISRA pursuant to the Remediation Agreement.  Purchaser shall fully cooperate with Sellers with respect to such application, including executing, to the extent necessary, the Remediation Agreement.  Unless Lafayette Energy Partners, L.P. can comply with the financial assurance obligation required by a Remediation Agreement pursuant to a self-guarantee, Purchaser will determine the mechanism by which Lafayette Energy Partners, L.P. shall satisfy said obligation.  Lafayette Energy Partners, L.P. shall only be obligated to enter into a Remediation Agreement with the NJDEP if Sellers are not able to obtain a no further action letter, or approval of a minimal environmental concern application, as described in Section 6.15(a).

  (c)     Post-Closing.  If Sellers are not able to obtain a no further action letter from the NJDEP prior to the Closing Date, Lafayette Energy Partners, L.P. shall be liable for compliance with ISRA after the Closing Date.

6.16    Termination of Intercompany Agreements.  On or prior to the Closing Date, the Sellers and their Subsidiaries shall terminate, or shall cause to be terminated, all of the agreements, contracts or arrangements between any Seller or Excluded Sub on the one hand and any Subsidiary of any Seller (other than an Excluded Sub) on the other.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF PURCHASER

The obligations of Purchaser to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

7.1      Accuracy of Representations and Warranties; Compliance with Obligations.  (i) The representations and warranties of the Sellers contained in Section 3.4 and Section 3.24(s) of this Agreement shall be true and correct in all respects and (ii) the other representations and warranties of the Sellers contained in this Agreement shall be true and correct in all respects (without giving effect to any knowledge, materiality or Material Adverse Effect exceptions or qualifications contained therein), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not, and would not be reasonably expected to have a Material Adverse Effect.  Sellers shall have performed or complied in all material respects with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing.  Sellers shall have delivered to Purchaser a certificate, dated as of the Closing Date, (which in case of the Company shall be duly signed by its Chief Executive Officer and Chief Financial Officer) certifying to the foregoing.

7.2      No Order or Injunction.  There shall not be issued and in effect by or before any court or other governmental body an order or injunction restraining or prohibiting the transactions contemplated hereby.

7.3      Government Authorizations.  All requisite Governmental Authorizations or waiting periods following governmental filings, including under the HSR Act, shall have been obtained or expired.

7.4      Final Order.  The Sale Order shall have become a Final Order.

7.5      No Material Adverse Change.  Between the date of this Agreement and the Closing Date, there shall not have occurred any change, event, occurrence, development or circumstance which individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

7.6      Corporate Certificate.  Sellers shall have delivered to Purchaser (i) copies of the Certificate or Articles of Incorporation, or other corporate, limited liability company or limited partnership formation document, of each Seller and each Transferred Sub certified by the Secretary of State (or other applicable agency) of its state of organization, no longer than ten (10) days prior to the Closing, (ii) copies of resolutions adopted by the Boards of Directors (or similar governing body) of each Seller authorizing the transactions contemplated by this Agreement and (iii) a Good Standing Certificate with respect to each Seller and each Transferred Sub issued by the Secretary of State (or other applicable agency)of its state of organization as of a date not more than two (2) days prior to the Closing Date, and all of such documents of such entities shall be certified as of the Closing Date by their respective Secretaries as being true, correct and complete.

7.7      Consents Obtained.  All consents of any Person necessary to the consummation of the Closing and the other transactions contemplated hereby with respect to any material loan, material contract, material lease or other material agreement (including, without limitation, any material Acquired Contract), shall have been obtained, and a copy of each such consent shall have been provided to Purchaser at or prior to the Closing.

7.8      No Adverse Litigation.  There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect material damages arising out of the transactions hereunder.

7.9      Sale Order.  The Sale Order shall provide that the USEO Indebtedness and the liens and security interests granted for the benefit of the USEO Lenders under the USEO Credit Agreement are valid and perfected and may not be disallowed, avoided, recharacterized or equitably subordinated.

7.10    [Reserved].

7.11    Employment Agreements.  Richard J. Augustine, Steven Laliberty and Mary Lou Kachnowski shall have accepted the offers of employment from Purchaser on the terms and conditions set forth in such offers.

7.12    Permits.  All Permits necessary to own and operate any material portion of the Business and the Acquired Assets have been transferred to or obtained by Purchaser as a result of the acquisition of the Interests of the Acquired Companies; provided, that where Purchaser may lawfully operate the Business and the Acquired Assets as a result of the filing of an application or request to transfer or obtain a Permit, prior to obtaining such Permit, such filing shall suffice to satisfy this condition if in Purchaser's reasonable judgment, such Permit will be issued to Purchaser; provided further, that where applicable law allows Purchaser to own and operate the Business and the Acquired Assets as of the Closing Date and submit an application or request to transfer or obtain a Permit after the Closing Date, this condition shall be satisfied if in Purchaser's reasonable judgment, such permit, license or other authorization will be issued to Purchaser.

7.13    ISRA.  A no further action letter or approval of a minimal environmental concern application has been obtained from the NJDEP or a Remediation Agreement has been executed by the NJDEP, with respect to the Lafayette Energy Partners, L.P. facility.

7.14    Release and Conveyance.  USEY and Sellers shall have delivered a duly executed Seller Release to Purchaser and USEY shall have conveyed its 67.5% limited partnership interest in ZFC Royalty Trust to Purchaser or its designee.

7.15    2007 Financial Statements.  The Company shall have received audited Financial Statements for the Company and its Subsidiaries for the year ended December 31, 2007 that are substantially consistent with the information set forth in Schedule 7.15.

7.16    Termination of Intercompany Agreements.  On or prior to the Closing Date, Sellers and their Subsidiaries shall have caused the termination of all agreements, contracts or arrangements between any Seller or Excluded Sub on the one hand and any Subsidiary of any Seller (other than an Excluded Sub) on the other.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF SELLERS

The obligations of the Sellers to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived in whole or in part by Sellers.

8.1      Accuracy of Representations and Warranties; Compliance with Obligations.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (except for representations and warranties that have any materiality qualifiers, which shall be true and correct as written).  Purchaser shall have performed or complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing.  Purchaser shall have delivered to Sellers a certificate, dated as of the Closing Date, and signed by an authorized officer, certifying that such representations and warranties are true and correct in all material respects (except for representations and warranties with a materiality or Material Adverse Effect qualifier, which shall be true and correct as written) and that all such obligations have been performed and complied with in all material respects.

8.2      Government Authorizations.  All requisite Governmental Authorizations or waiting periods following governmental filings, including under the HSR Act, shall have been obtained or expired.

8.3      Final Order.  The Sale Order shall have become a Final Order.

8.4      No Order or Injunction.  There shall not be issued and in effect by or before any court or other governmental body an order or injunction restraining or prohibiting the transactions contemplated hereby.

8.5      Release.  Purchaser shall have delivered a duly executed Purchaser Release to Sellers and USEY.

ARTICLE IX

DEFINITIONS

9.1      Defined Terms.  As used herein, the following terms shall have the following meanings:

“Acquired Assets” has the meaning set forth in Section 1.1(b).

“Acquired Companies” shall mean the Transferred Subs and the Subsidiaries of the Transferred Subs.

“Administrative Expenses” shall have the meaning set forth in Section 1.4(h).

“Adverse Proceeding” means any action, charge, complaint, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Seller or Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any arbitrator whether pending or, to the Sellers’ Knowledge, threatened against or affecting Seller or Company or any of its Subsidiaries or any property of Seller or Company or any of its Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

“Allocation Schedule” has the meaning set forth in Section 6.9(c)(ii).

“Assigned Contract” means a Contract that is assigned to the Purchaser pursuant to the Sale Order.

“Assumed Liabilities” has the meaning set forth in Section 1.4.

“Assumption Agreements” means the Assumption Agreements between the Sellers and Purchaser and its applicable designees in substantially the form attached hereto as Exhibit H.

“Auction” has the meaning set forth in Section 6.4(a).

“Audit” has the meaning set forth in Section 3.24(e).

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bidding Procedures” means bid procedures in substantially the form attached hereto as Exhibit I to be approved by the Bankruptcy Court pursuant to the Bidding Procedures Order.

“Bidding Procedures Order” means an Order of the Bankruptcy Court in substantially the form attached hereto as Exhibit J.

“Bill of Sale and Assignment Agreements” means the Bill of Sale and Assignment Agreements executed by each of the Sellers in favor of Purchaser and its applicable designees in substantially the form attached hereto as Exhibit K.

“Break-Up Fee” means an amount equal to $3.0 million, which shall, subject to Bankruptcy Court approval, constitute a super priority administrative expense under Section 503(b)(1) of the Bankruptcy Code and shall be paid as set forth in Section 10.2.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York.

“CBA” has the meaning set forth in Section 6.13(b).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Competition Law” means any Law, excluding the Federal Power Act, that is designed or intended to prohibit, restrict or regulate antitrust, monopolization, restraint of trade or competition.

“Contract” means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, consulting or independent contractor agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral.

“Contract Designation Date” has the meaning set forth in Section 1.2(a).

“Credit Support Obligations” has the meaning set forth in Section 3.21.

“Cure Costs” has the meaning set forth in Section 1.6.

“Customer Contracts” has the meaning set forth in Section 1.1(b)(ix)(2).

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar laws affecting the rights or remedies of creditors generally, including, without limitation, the Bankruptcy Code as in effect from time to time.

“Defect” means a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

“DOJ” has the meaning set forth in Section 6.2(c).

“Effective Date” means the date as of which this Agreement was executed as set forth in the first sentence of this Agreement.

“Employee Benefit Plan” has the meaning set forth in Section 3.23(a).

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, request for information, abatement order or other order or directive by any Governmental Authority or any other Person arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with or related to any Hazardous Substance, including the release, spill, discharge, disposal, arrangement for disposal, transport or recycling of any Hazardous Substance, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” shall mean all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.23(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 1.3.

“Excluded Contracts” has the meaning set forth in Section 1.3(a).

“Excluded Liabilities” has the meaning set forth in Section 1.5.

“Final Order” means an action taken or Order issued by the applicable Governmental Authority as to which: (i) no request for stay of the action or Order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed, including any extensions thereof, (ii) no petition for rehearing or reconsideration of the action or Order, or protest of any kind, is pending before the Governmental Authority and the time for filing any such petition or protest is passed, (iii) the Governmental Authority does not have the action or Order under reconsideration or review on its own motion and the time for such reconsideration or review has passed, and (iv) the action or Order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed, including any extensions thereof; provided, however, that a request for a stay, appeal, motion to rehear or reconsider or petition for certiorari referred to above shall be disregarded for purposes of such clause if such request for a stay, appeal, motion to rehear or reconsider or petition for certiorari would not, individually or in the aggregate, reasonably be expected to result in more than $500,000 of losses to Purchaser.

“Financial Statements” means, collectively, (i) the audited combined balance sheet of the Company and its Subsidiaries as of December 31, 2007 and the audited combined statements of income and cash flows of the Company and its Subsidiaries for each of the three years in the period ended December 31, 2007 and (ii) the unaudited combined balance sheet and unaudited combined statements of income and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2006 and nine months ended September 30, 2008, including, in each case, any notes thereto.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

“Foreign Plan” means an Employee Benefit Plan that has been adopted or maintained by the Company, whether formally or informally, for the benefit of employees, directors or consultants of any such Company outside of the United States.

“FTC” has the meaning set forth in Section 6.2(c).

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Gascos” has the meaning set forth in Section 3.32.

“Gasco Acquisitions” has the meaning set forth in Section 3.32.

“Gas Properties” means (a) Hydrocarbon Interests, (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Authority.

“Hazardous Substances” means any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous constituents”, restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “contaminants”, “pollutants”, “toxic pollutants”, or words of similar meaning and regulatory effect under any applicable Environmental Law including, without limitation, petroleum and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the relevant rules and regulations thereunder.

“Hydrocarbon Interests” means all rights, titles, interests and estates in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Improvements” means all buildings, structures, fixtures and other improvements located on the applicable parcel of land constituting the Real Property.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, (v) all liabilities secured by any Lien on any property, (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person and (vii) liabilities for income Taxes relating to periods prior to the Closing.

“Independent Accounting Firm” has the meaning set forth in Section 6.9(c)(iii).

“Intellectual Property” has the meaning set forth in Section 3.30.

“Interests” has the meaning set forth in the recitals to this Agreement.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. §§ 13:1K-6, et seq. (“ISRA”), and its implementing regulations.

“Lease” has the meaning set forth in Section 3.19(d)(i).

“Lease Assignments” has the meaning set forth in Section 2.2(a)(xi).

“Leased Real Property” has the meaning set forth in Section 3.19(a).

“Lien“ means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Material Adverse Effect” means any change, event or effect that is materially adverse with respect to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole.

“Material Contract” has the meaning set forth in Section 3.31.

“New Bankruptcy Cases” has the meaning set forth in the Recitals.

“NJDEP” means New Jersey Department of Environmental Protection.

“NPI Agreement” means that certain Conveyance of Net Profit Interests, dated as of May 31, 2007, by and between the Company and Purchaser.

“NPI Indebtedness” means all of the obligations outstanding under the NPI Agreement, including all amounts due and owing thereunder (at the contractual non-default rate) and all unpaid fees and expenses related thereto.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Owned Real Property” has the meaning set forth in Section 3.19(a).

“Pass-Through Acquired Company” means any Acquired Company that is a partnership or a disregarded entity under Treasury Regulations Section 301.7701-3 for federal income tax purposes and all similar state, local and foreign Tax purposes.

“Permit” has the meaning set forth in Section 3.26.

“Permitted Liens” means any Lien (i) with respect to Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’, and similar statutory or common law Liens arising or incurred in the ordinary course of business for amounts which are not yet delinquent and (iii) Liens reflected in the Financial Statements.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Petition Date” has the meaning set forth in the Recitals.

“Petitions” has the meaning set forth in the Recitals.

“Pre-Closing Periods” has the meaning set forth in Section 1.5(d).

“Projects” means the facilities listed on Schedule 3.14(a), the generators and all related assets.

“Project Documents” means all material agreements, instruments and documents (and all modifications, amendments, supplements, extensions and consents relating thereto) now existing or hereafter entered into relating to the construction, acquisition, installation, maintenance or operation of, the sale or other disposition of any product produced or service provided by, the supply of fuel or any other material product or service to, or the removal of any waste product from, a Project to which the Company or any of its Subsidiaries is a party.

“Projections” has the meaning set forth in Section 3.12.

“Project Land” means with respect to the Projects, the land on which the Project (including any transmission facilities owned by any Subsidiary) is located.

“Project Owners” means the owners of the Projects set forth on Schedule 3.14(a).

“Prudent Engineering and Operating Practices” means, with respect to each Project, the practices, methods and acts engaged in or approved by the landfill gas industry or the electric utility industry, as applicable, that, at a particular time for electrical generating facilities or landfill gas gathering and production facilities, as applicable, of similar design and construction as the Project, in the exercise of reasonable judgment at the time a decision was made, would have been expected to accomplish the desired result in a timely manner consistent with law, regulation, reliability, safety, environmental protection and economy.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Release” has the meaning set forth in Section 2.2(b)(v).

“Purchaser Termination Notice” has the meaning set forth in Section 10.1(d).

“Purchaser Transaction Fees“ means all legal, accounting, tax, consulting and financial advisory and other fees and expenses (other than Transfer Taxes) incurred, paid, or payable by Purchaser in connection with the transactions contemplated hereby.

“Qualified Bidder” shall have the meaning ascribed to it in the Bidding Procedures.

“Real Property” has the meaning set forth in Section 3.19(a).

“Rejection Costs” has the meaning set forth in Section 1.2(d).

“Release Consideration” has the meaning set forth in Section 1.7.

“Remediation Agreement” has the meaning set forth in the ISRA regulations.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

“Sale Motion” means the motion, in form and substance reasonably acceptable to Seller and Purchaser, filed by Sellers pursuant to, inter alia, sections 363 and 365 of the Bankruptcy Code to obtain the Sale Order.

“Sale Order” means an Order of the Bankruptcy Court in substantially the form attached hereto as Exhibit C, pursuant to, inter alia, sections 363 and 365 of the Bankruptcy Code authorizing and approving, inter alia, the sale of the Acquired Assets to Purchaser on the terms and conditions set forth herein.

“SEC” means the Securities and Exchange Commission.

“Seller” and “Sellers” have the meanings set forth in the Preamble.

“Sellers’ Knowledge” means the knowledge of Richard J. Augustine and Steve Laliberty after due inquiry.

“Seller Release” has the meaning set forth in Section 2.2(a)(ii).

“Seller Tax Group” has the meaning set forth in Section 3.24(i).

“Seller Termination Notice” has the meaning set forth in Section 10.1(e).

“Seller Transaction Fees” means all legal, accounting, tax, consulting and financial advisory and other fees and expenses (other than Transfer Taxes) incurred by the Sellers in connection with the transactions contemplated hereby.

“Selling Sub” and “Selling Subs” have the meanings set forth in the Preamble.

“Straddle Period” has the meaning set forth in Section 1.5(d).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Successful Bidder” has the meaning specified in the Bidding Procedures.

“Supplier Contracts” has the meaning set forth in Section 1.1(b)(ix)(3).

“Taxes” means all taxes, assessments, duties, fees, levies, imposts or other similar charges, including all federal, state, or foreign income, environmental, franchise, transfer, sales, gross receipt, use, ad valorem, property, excise, severance, stamp, payroll, social security, employment, unemployment, withholding, and estimated taxes, and all additions to tax, penalties, and interest related thereto.

“Tax Group Member” means the Company, its Subsidiaries, and any other member of a consolidated, combined, unitary or similar group of corporations for Tax purposes in which the Company or any of its Subsidiaries is also a member.

“Tax Return” means any tax return, filing or information statement required to be filed in connection with or with respect to any Tax.

“Tax Sharing Agreement” has the meaning set forth in Section 3.24(h).

“Transfer Taxes” has the meaning set forth in Section 6.9(e).

“Transferred Employees” has the meaning set forth in Section 6.13(a).

“Transferred Sub” and “Transferred Subs” have the meanings set forth in the recitals to this Agreement.

“Undisclosed Contract” has the meaning set forth in Section 1.2(b).

“USEB Administrative Expenses” shall have the meaning set forth in Section 1.4(h).

“USEB Credit Documents” means that certain Credit and Guaranty Agreement, dated as of May 31, 2007, by and among the Company, certain Subsidiaries of the Company, various lenders party thereto, and Purchaser, as Administrative Agent, Collateral Agent and Lead Arranger, and all other certificates, documents, instruments or agreements executed and delivered pursuant thereto.

“USEB Indebtedness” means all of the Indebtedness outstanding under the USEB Credit Documents, including all interest due and owing thereunder (at the contractual non-default rate) and all unpaid fees and expenses related thereto, in each case at the time of Closing.

“USEO Credit Agreement” has the meaning set forth in the Recitals.

“USEO Indebtedness” means all of the Indebtedness outstanding under the USEO Credit Agreement, including all pre- and post-petition interest due and owing thereunder (at the contractual default rate) and all unpaid fees and expenses related thereto, in each case at the time of Closing.

“USEO Lenders” means the financial institutions from time to time party to the USEO Credit Agreement, together with their successors and assigns permitted by the USEO Credit Agreement.

“USEY” has the meaning set forth in the recitals to this Agreement.

“USEY Administrative Expenses” shall have the meaning set forth in Section 1.4(h).

“WARN Act” means the Worker Adjustment and Retraining Notification Act and any similar foreign, state or local law relating to plant closings and layoffs.

9.2         Other Definitional Provisions.

(a)         All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

(b)         Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)         All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

(d)         As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1       Termination Events.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a)         by mutual written consent of Sellers and Purchaser;

(b)         by Purchaser if (i) Sellers shall not have initiated the New Bankruptcy Cases within two days of the Effective Date or any New Bankruptcy Case so initiated shall have been dismissed, and as of the time of such termination the New Bankruptcy Cases have not been initiated or any New Bankruptcy Case has been dismissed, (ii) the Sellers have not filed the Sale Motion within five days of the Effective Date, (iii) the Bankruptcy Court has not entered the Bidding Procedures Order within nine days of the Effective Date, (iv) the Auction is not concluded on or before March 12, 2009, (v) the Bankruptcy Court has not entered the Sale Order by March 13, 2009, or (vi) the Closing Date has not occurred on or before June 30, 2009 (unless the failure to consummate is due to a material breach by Purchaser);

(c)         by Purchaser or Sellers if a Governmental Authority issues a ruling or Order prohibiting the transactions contemplated hereby, which ruling or Order is final and non-appealable;

(d)         by Purchaser in the event of (i) Sellers failure to comply in all material respects with their respective agreements or covenants contained herein or in the Bidding Procedures Order or the Sale Order, or (ii) any breach by Sellers of any of their respective representations or warranties contained herein or in the Bidding Procedures Order or the Sale Order that does, or would reasonably be expected to, have a Material Adverse Effect, and, in either case, the failure of Sellers to cure such breach within fourteen (14) days after receipt of the Purchaser Termination Notice; provided, however, that Purchaser (x) is not itself in material breach of any of its representations, warranties or covenants contained herein or in the Bidding Procedures Order or the Sale Order, (y) notifies Sellers in writing (the “Purchaser Termination Notice”) of its intention to exercise its rights under this Agreement as a result of the breach, and (z) specifies in such Purchaser Termination Notice the representation, warranty or covenant contained herein or in the Bidding Procedures Order or the Sale Order of which Sellers are allegedly in breach;

(e)         by Sellers in the event of (i) any material breach by Purchaser of any of Purchaser’s agreements contained herein or in the Bidding Procedures Order or the Sale Order, or (ii) any breach by Purchaser of any of its representations or warranties contained herein or in the Bidding Procedures Order or the Sale Order that does, or would reasonably be expected to, have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby, and, in either case, the failure of the Purchaser to cure such breach within fourteen (14) days after receipt of a Seller Termination Notice; provided, however, that the Sellers (x) are not themselves in material breach of any of their respective representations, warranties or covenants contained herein or in the Bidding Procedures Order or the Sale Order, (y) notify Purchaser in writing (the “Seller Termination Notice”) of their intention to exercise its rights under this Agreement as a result of the breach, and (z) specify in such Seller Termination Notice the representation, warranty or covenant contained herein or in the Bidding Procedures Order or the Sale Order of which Purchaser is allegedly in breach;

(f)         by Purchaser, if the Sellers consummate another transaction or series of transactions in which (i) any capital stock or rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Sellers to issue or sell any shares of their capital stock (or securities convertible into or exchangeable for shares of their capital stock) is issued, sold, transferred or otherwise disposed of or otherwise transferred or (ii) a material portion of the Sellers’ assets is sold, transferred or otherwise disposed of; or

(g)         by Purchaser, if the Sellers withdraw or seek authority to withdraw the motion seeking approval of the transactions contemplated by this Agreement and the Bidding Procedures, or announce any stand alone plan of reorganization or liquidation (or supports any such plan filed by any other party that is inconsistent with the transaction contemplated by this Agreement and the Bidding Procedures).

10.2       Effect of Termination.

(a)         In the event of termination of this Agreement by either party, except as otherwise provided in this Section 10.2, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party; provided, however, that nothing herein shall relieve any party from liability for fraud or the intentional breach of this Agreement prior to such termination or abandonment of the transactions contemplated by this Agreement. The provisions of Sections 6.6, 10.2, 11.8 and 11.10 shall expressly survive the expiration or termination of this Agreement.

(b)         Notwithstanding Section 10.2(a), from and after the entry of the Bidding Procedures Order, if this Agreement is terminated pursuant to Sections 10.1(f) or 10.1(g), then Sellers shall pay to Purchaser the Break-Up Fee in full and complete satisfaction of all of Sellers’ obligations hereunder.  The payment of the Break-Up Fee shall be made by wire transfer of immediately available funds promptly (but in any event within two (2) Business Days) following the occurrence of one of the termination events set forth in this paragraph, and will be granted super priority administrative expense status in Sellers’ bankruptcy cases.

ARTICLE XI

GENERAL PROVISIONS

11.1       Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed given if delivered by guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery, by guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which any party shall designate in writing to the other parties):

 (a)         if to Purchaser, or to the Company after Closing, to:

Silver Point Finance, LLC
2 Greenwich Plaza, 1st Floor
Greenwich, Connecticut 06830
Attn: Darren Fredette
Facsimile:  (203) 542-4358

with a copy (which shall not constitute notice to Purchaser or to the Company), to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Suite 2100
Chicago, Illinois 60606
Attn: L. Byron Vance III, Esq.
Facsimile:  (312) 407-0411

if to Sellers, to:

U.S. Energy Systems, Inc.
40 Tower Lane, 1st Floor
Avon, Connecticut 06001
Attn: Richard J. Augustine
Facsimile:  860-677-6054

with a copy (which shall not constitute notice to Sellers), to:

Hunton & Williams LLP
200 Park Avenue
New York, NY 10166
Attn:  Peter S. Partee, Esq.
Facsimile:  (212) 309-1100

11.2       Entire Agreement.  This Agreement (including the Schedules and Exhibits attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matters and supersedes all prior agreements and understanding (oral or written) between or among the parties with respect to such subject matter.  The Schedules and Exhibits constitute a part hereof as though set forth in full above.

11.3       Expenses.  Sellers shall pay the Seller Transaction Fees.  The Purchaser Transaction Fees shall increase the balance due to Purchaser under the USEB Credit Documents, and shall constitute an increase in the Assumed Liabilities hereunder.

11.4       Amendment; Waiver.  This Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by all parties.  No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties.  No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

11.5       Binding Effect; Assignment.  The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.  Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. The rights and obligations of this Agreement may not be assigned or delegated by Sellers without the prior written consent of Purchaser.  Purchaser may assign its rights and obligations hereunder to one or more Affiliates of Purchaser and to any financing source for collateral security purposes.

11.6       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

11.7       Interpretation.  When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated.  The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules.  Whenever, the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” Time shall be of the essence in this Agreement.

11.8       Governing Law; Interpretation.  This Agreement shall be construed in accordance with and governed for all purposes by the internal laws of the State of New York, without regard to choice of law rules (other than Section 5-1401 of the New York General Obligations Law).

11.9       Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to alter the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

11.10     Jurisdiction.

(a)         The parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought in the courts of the State of New York or in the U.S. District Courts located in the State of New York and Purchaser and the Sellers hereby irrevocably accept the exclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding.

(b)         In addition, Purchaser and Sellers each hereby irrevocably waives, to the fullest extent permitted by law, any objection which it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in the State of New York or the U.S. District Courts located in the State of New York, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in any such court has been brought in an inconvenient forum.

11.11     Arm’s-Length Negotiations.  Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions, and effects of this Agreement, (b) said party has relied solely and completely upon its own judgment in executing this Agreement, (c) said party has had the opportunity to seek and has obtained the advise of counsel before executing this Agreement, (d) said party has acted voluntarily and of its own free will in executing this Agreement, (e) said party is not acting under duress, whether economic or physical, in executing this Agreement, and (f) this Agreement is the result of arm’s-length negotiations conducted by and among the parties and their respective counsel.

11.12     Survival of Obligations.  Except as expressly provided in Section 10.2(a), all representations and warranties herein and in any documents or certificates delivered in connection with this Agreement shall not survive the Closing and shall terminate upon the occurrence thereof.

The parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

U.S. Energy Biogas Corp.

By:
Name: Richard J. Augustine
Title: President

BIOGAS FINANCIAL CORPORATION

By:
Name: Richard J. Augustine
Title: President

POWER GENERATION (SUFFOLK), INC.

By:
Name: Richard J. Augustine
Title: President

RESOURCES GENERATING SYSTEMS, INC.

By:
Name: Richard J. Augustine
Title: President

ZFC ENERGY, INC.

By:
Name: Richard J. Augustine
Title: President

ZMG INC.

By:
Name: Richard J. Augustine
Title: President

OCEANSIDE ENERGY, INC.

By:
Name: Richard J. Augustine
Title: President

SUFFOLK BIOGAS, INC.

By:
Name: Richard J. Augustine
Title: President

USEB ASSIGNEE, LLC

By:
Name: Richard J. Augustine
Title: President

SILVER POINT FINANCE LLC

By:
Name:
Title:

Exhibit B-1
RELEASE AND WAIVER

KNOW ALL PERSONS THAT U.S. Energy Systems, Inc., a Delaware corporation (the “Parent”) and U.S. Energy Biogas, Inc., a Delaware corporation (the “Company”), on behalf of themselves individually and on behalf of their successors, assigns, heirs, legatees and entities over which they, directly or indirectly, exercise control (collectively, the “Releasing Parties”), in consideration of the consummation of the transactions contemplated by that certain Asset Purchase Agreement, dated as of January 23, 2009 (the “Agreement”), by and among Silver Point Finance, LLC (the “Purchaser”), Seller and the other parties thereto, the receipt of the Release Consideration (as defined in the Agreement), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby forever release and discharge Purchaser and the Acquired Companies (as defined in the Agreement), and their respective shareholders, parent companies, subsidiaries, directors, officers, legal representatives, successors and assigns, of and from any and all debts, demands, actions, causes of action, suits, proceedings, agreements, contracts, judgments, damages, accounts, reckonings, executions, claims and liabilities whatsoever of every name and nature, whether known or unknown, whether or not well founded in fact or in law, and whether in law or in equity or otherwise, whether direct or consequential, compensatory, exemplary, liquidated or unliquidated (collectively, “Claims”), which any of the Releasing Parties ever had, now has, or which their respective legal representatives, successors, assigns, heirs, executors or administrators can, shall or may have for or by reason of any matter, cause or anything whatsoever, from the beginning of the world to the date of this Release and Waiver. Notwithstanding the generality of the foregoing, nothing contained herein shall release any party from any Claim relating to the breach by such party of its obligations set forth in the Agreement.

Each of the Releasing Parties hereby declares that the terms of this Release and Waiver have been read and fully understood by such Releasing Parties and that this is a full and final release and waiver of all claims of every nature and kind whatsoever, including any or all unknown or unanticipated injuries, damages or losses from the beginning of time to the date hereof, except as otherwise expressly provided above.  Each of the Releasing Parties hereby warrants and represents that it is the sole owner of any and all claims, demands, causes of action, obligations, rights and/or liabilities released herein, and that no other party has any right, title, or interest whatsoever in such claims, demands, obligations, rights and/or liabilities as released herein.  None of the Releasing Parties has relied upon any representation of the parties released hereby or their respective attorneys, agents or other representatives concerning the nature or extent of the obligations and liabilities, if any, released.  Each of the Releasing Parties has had the advice of counsel in connection with the matters referred to herein, and has executed and delivered this Release and Waiver freely and knowingly after having received and duly considered such advice and counsel.

Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned hereunto sets his hand this ___ day of ___________, 2009.

U.S. ENERGY SYSTEMS, INC.

By:
Its:

U.S. ENERGY BIOGAS, INC.

By:
Its:

Exhibit B-2

RELEASE AND WAIVER

KNOW ALL PERSONS THAT Silver Point Finance, LLC, a Delaware limited liability company (the “Purchaser”), on behalf of itself individually and on behalf of the undersigned’s successors, assigns, heirs, legatees and entities over which it directly or indirectly, exercises control (collectively, the “Releasing Parties”), in consideration of the consummation of the transactions contemplated by that certain Asset Purchase Agreement, dated as of January 23, 2009 (the “Agreement”), by and among the Purchaser, U.S. Energy Biogas, Inc., a Delaware corporation (the “Company”), and the other parties thereto, the receipt of the Acquired Assets, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby forever release and discharge the Company and its shareholders, parent companies, subsidiaries, directors, officers, legal representatives, successors and assigns, of and from any and all debts, demands, actions, causes of action, suits, proceedings, agreements, contracts, judgments, damages, accounts, reckonings, executions, claims and liabilities whatsoever of every name and nature relating to (A) the NPI Indebtedness, (B) the USEB Credit Documents, and (C) the USEO Credit Agreement, whether known or unknown, whether or not well founded in fact or in law, and whether in law or in equity or otherwise, whether direct or consequential, compensatory, exemplary, liquidated or unliquidated (collectively, “Claims”), which any of the Releasing Parties ever had, now has, or which their respective legal representatives, successors, assigns, heirs, executors or administrators can, shall or may have for or by reason of any matter, cause or anything whatsoever, from the beginning of the world to the date of this Release and Waiver. Notwithstanding the generality of the foregoing, nothing contained herein shall release any party from (i) any Claim relating to the breach by such party of its obligations set forth in the Agreement,  (ii) the obligations of the Company and its subsidiaries under the Agreement to be performed after the date hereof and (iii) any Claim relating to any other indebtedness or similar obligation (other than as expressly set forth in clauses (A), (B) or (C) above).

Each of the Releasing Parties hereby declares that the terms of this Release and Waiver have been read and fully understood by such Releasing Parties and that this is a full and final release and waiver of all claims of every nature and kind whatsoever, including any or all unknown or unanticipated injuries, damages or losses from the beginning of time to the date hereof, except as otherwise expressly provided above. Each of the Releasing Parties hereby warrants and represents that it is the sole owner of any and all claims, demands, causes of action, obligations, rights and/or liabilities released herein, and that no other party has any right, title, or interest whatsoever in such claims, demands, obligations, rights and/or liabilities as released herein. None of the Releasing Parties has relied upon any representation of the parties released hereby or their respective attorneys, agents or other representatives concerning the nature or extent of the obligations and liabilities, if any, released.  Each of the Releasing Parties has had the advice of counsel in connection with the matters referred to herein, and has executed and delivered this Release and Waiver freely and knowingly after having received and duly considered such advice and counsel.

Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned hereunto sets his hand this ___ day of ___________, 2009.

SILVER POINT FINANCE, LLC

By:
Its:

Exhibit E

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

This ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT (this “Assignment”) is made as of the [___] day of [_________], 2009 by and between _____________________, a [Delaware corporation] (“Assignor”) and [SILVER POINT FINANCE, LLC], a Delaware limited liability company (“Assignee”).

RECITALS

WHEREAS, [Assignor, certain subsidiaries of Assignor] and Assignee have entered into that certain Asset Purchase Agreement, dated as of January 23, 2009 (together with the exhibits and schedules thereto, the “Purchase Agreement”); capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement;

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to sell, transfer, convey, assign and deliver, to Assignee, and Assignee has agreed to purchase, acquire, accept and take assignment of, all of the right, title and interest of Assignor in and to the lease agreements listed on Schedule 1 attached hereto (the “Leases”);

WHEREAS, pursuant to the Purchase Agreement, and to the extent permitted by law, Assignee has agreed to assume, and thereafter pay, perform and discharge when due, those obligations of Assignor arising out of the Leases after the Closing; and

WHEREAS, this Assignment as duly executed by Assignor and Assignee is being delivered as of the date hereof by each party hereto to the other party.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in the Purchase Agreement and hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the Assignor and Assignee, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.           Assignment and Assumption of Lease.  Effective as of the Closing, for value received on and subject to the terms and conditions of the Purchase Agreement, (a) Assignor hereby sells, transfers, conveys, assigns and delivers to Assignee, and Assignee hereby purchases, acquires, accepts and takes assignment of, all of Assignor’s right, title and interest in and to the Lease; and (b) Assignee hereby assumes and agrees, from and after the Closing, to pay, perform and discharge when due all of the obligations of Assignor arising under the Lease.

2.           No Liabilities Assumed.  Assignee does not pursuant to this Assignment assume, agree to pay, perform or discharge when due any (a) obligation, covenant or undertaking of Assignor arising out of, relating to, or in any way resulting from the Lease prior to Closing, or (b) other obligation or liability of Assignor, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, or whether due or to become due, other than the obligations of Assignor arising under the Lease after the Closing.

3.           Entire Agreement.  This Assignment is executed and delivered pursuant to the Purchase Agreement.  The Purchase Agreement and this Assignment set forth the entire agreement and understanding of the parties with respect to the matters contemplated by the Purchase Agreement and this Assignment.  Nothing in this Assignment shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any representation, warranty, right, obligation, claim or remedy created by the Purchase Agreement.  In the event of any conflict between this Assignment and the Purchase Agreement, the Purchase Agreement shall control.

4.           Parties Bound.  This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and permitted assigns.

5.           Further Assurances.  At the request and the sole expense of the requesting party, Assignor or Assignee, as applicable, shall execute and deliver, or cause to be executed and delivered, such documents as Assignor or Assignee, as applicable, or their respective counsel, may reasonably request to further effectuate or evidence the transactions set forth in this Assignment.

6.           Applicable Law.  This Assignment shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware (without giving effect to the principles of conflicts of laws thereof), except to the extent that the laws of such State are superseded by applicable federal law.

7.           Counterparts.  This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute a single instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed and delivered as of the date first above written.

ASSIGNOR:

[___________________________]

By:
Name:
Title:

ASSIGNEE:

[SILVER POINT FINANCE, LLC]

By:
Name:
Title:

Exhibit H

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT made as of __________, 2009 by [applicable designee of Silver Point Finance, LLC] (“Obligor”), in favor of [Applicable USEB Seller] (a “Seller”).  Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Agreement.

WITNESSETH:

WHEREAS, Obligor and the Seller are parties to an Asset Purchase Agreement, dated as of January 23, 2009 (the “Agreement”), relating to the sale of certain assets by the Sellers to Obligor.  The Obligor has agreed to assume from the Sellers the Assumed Liabilities as set forth in the Agreement; and

WHEREAS, the parties desire to carry out the intent and purpose of the Agreement by Obligor’s execution and delivery to the Sellers of this instrument evidencing the assumption of certain liabilities and obligations of the Sellers.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  As of the date hereof, Obligor, pursuant to Section 1.4 of the Agreement, hereby assumes and agrees to pay, perform or otherwise discharge the Assumed Liabilities, in accordance with their terms, as set forth in Section 1.4 of the Acquisition Agreement.

Section 2.  Obligor hereby covenants that from time to time after delivery of this Assumption Agreement at the request of the Sellers and without further cost or expense to the Sellers, unless otherwise provided in the Agreement, Obligor will execute and deliver such other instruments which the Sellers may reasonably request in order to more effectively consummate the assumption of the Assumed Liabilities contemplated by the Agreement.

Section 3.  Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation, other than the Sellers and their successors and assigns, any remedy or claim under or by reason of this instrument or any terms, covenants or condition hereof, and all the terms, covenants and conditions, promises and agreements in this instrument shall be for the sole and exclusive benefit of the Sellers and their successors and assigns.

Section 4.  Notwithstanding anything to the contrary contained herein or in the Agreement, the assumption by Obligor of the Assumed Liabilities as set forth above shall not be construed to defeat, impair or limit in any way (i) any rights or remedies of Obligor against third parties to contest or dispute the validity or amount of any of such Assumed Liabilities or (ii) any other rights or remedies of the Obligor under the Agreement.

Section 5.  Nothing contained herein shall release the Company or the Purchaser from any of their respective duties or obligations under the Agreement or in any way diminish, limit or modify any of the representations, warranties, indemnities, covenants or agreements of such parties set forth in the Agreement.

Section 6.  This Assumption Agreement shall be construed in accordance with and governed for all purposes by the internal laws of the State of New York, without regard to choice of law rules (other than Section 5-1401 of the New York General Obligations Law).  The Obligor and the Sellers irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Assumption Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in the Bankruptcy Court), without giving effect to the conflicts-of-laws provisions thereof.

Section 7.  This Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.  This Assumption Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

[Signature page follows]

IN WITNESS WHEREOF, this Assumption Agreement has been duly executed and delivered by the duly respective authorized officers of each of Obligor and the Sellers as of the date first above written.

[DESIGNEE OF PURCHASER]

By:
Name:
Title:

[APPLICABLE SELLER]

By:
Name:
Title:

Exhibit K

BILL OF SALE AND ASSIGNMENT AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AGREEMENT, made, executed and delivered this ___ day of ____________, 2009, by U.S. Energy Biogas Corp., a Delaware corporation (the “Company”), and [Applicable USEB Seller], a subsidiary of the Company (the “Selling Sub” and together with the Company, the “Sellers”) to [Silver Point Finance, LLC], a Delaware limited liability company (the “Purchaser”).  Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Agreement.

WITNESSETH:

WHEREAS, the Company, the Selling Sub, other subsidiaries of the Company and the Purchaser have entered into an Asset Purchase Agreement, dated as of January 23, 2009 (the “Agreement”), pursuant to which the Company has agreed to sell, assign, transfer, convey and deliver, or to cause to be sold, assigned, conveyed or delivered, and the Purchaser has agreed to purchase and accept, the Acquired Assets; and

WHEREAS, the parties desire to carry out the intent and purpose of the Agreement by the Sellers’ execution and delivery to the Purchaser of this instrument evidencing the vesting in the Purchaser of the Acquired Assets owned by the Sellers.

NOW, THEREFORE, in consideration of the premises and of other valuable consideration to the Company paid by the Purchaser, at or before the execution and delivery hereof, the receipt and sufficiency of which by the Company is hereby acknowledged, the Sellers, by this Bill of Sale and Assignment Agreement, do convey, grant, bargain, sell, transfer, set over, assign, alien, remise, release, deliver and confirm unto the Purchaser, its successors and assigns forever, all of the Sellers’ right, titles and interests in and to the Acquired Assets (which do not include the Excluded Assets).

TO HAVE AND HOLD all of the Acquired Assets unto the Purchaser, its successors and assigns to its and their own use and behoof forever, subject to the provisions of the Agreement.

Section 1.  Each of the Sellers hereby constitutes and appoints the Purchaser, its successors and assigns, as such true and lawful attorney, with full power of substitution, in such Seller’s name and stead, but on behalf and for the benefit of the Purchaser, its successors and assigns, to demand and receive any and all of the Acquired Assets, and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in such Seller’s name, or otherwise, for the benefit of the Purchaser, its successors and assigns, any and all proceedings at law, in equity or otherwise, which the Purchaser, its successors or assigns, may deem proper for the collection or reduction to possession of any of the Acquired Assets or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred or  assigned, or intended so to be, and to do all acts and things in relation to the Acquired Assets which the Purchaser, its successors or assigns shall deem desirable, each of the Sellers hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by such Seller or by its dissolution or in any other manner or for any reason whatsoever.

Section 2.  Each of the Sellers hereby covenants that, from time to time after the delivery of this instrument, at the Purchaser’s request and without further consideration, the Sellers will do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all and every such further acts, deeds, conveyances, transfers, assignments, powers of attorney and assurances as reasonably may be required more effectively to convey, transfer to and vest in the Purchaser any of the Acquired Assets

Section 3.  Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any Person other than the Purchaser and its successors and assigns, any remedy or claim under or by reason of this instrument or any terms, covenants or condition hereof, and all the terms, covenants and conditions, promises and agreements contained in this instrument shall be for the sole and exclusive benefit of the Purchaser and its successors and assigns.

Section 4.  This instrument shall be binding upon the Sellers and the Purchaser, their respective successors and assigns, effective immediately upon its delivery to Purchaser.

Section 5.  Nothing contained in this Bill of Sale and Assignment Agreement shall in any way supersede, modify, replace, amend, change rescind, expand, exceed or enlarge or in any way affect the provisions, including the warranties, covenants, agreements, conditions, or in general, any rights and remedies, and any of the obligations of the Company or the Purchaser set forth in the Agreement.

Section 6.  This Bill of Sale and Assignment Agreement shall be construed in accordance with and governed for all purposes by the internal laws of the State of New York, without regard to choice of law rules (other than Section 5-1401 of the New York General Obligations Law). The Sellers and the Purchaser irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Bill of Sale and Assignment Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in the Bankruptcy Court).

Section 7.  No amendment or modification of this Bill of Sale and Assignment Agreement shall be effective unless it is set forth in writing and signed by each of the parties hereto.

Section 8.  This Bill of Sale and Assignment Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

[Signature page follows]

IN WITNESS WHEREOF, each of the Sellers and the Purchaser have caused this Bill of Sale and Assignment Agreement to be signed by their respective duly authorized officer as of the date set forth above.

U.S. ENERGY BIOGAS CORP.

By:
Name:
Title:

[APPLICABLE USEB SUBSIDIARY]

By:
Name:
Title:

[SILVER POINT FINANCE, LLC]

By:
Name:
Title: